Exhibit 10(i)A(1)

EXECUTION COPY

AMENDED AND RESTATED 364-DAY REVOLVING CREDIT AGREEMENT

DATED AS OF APRIL 4, 2003

AMONG

ACUITY BRANDS, INC.,

THE SUBSIDIARY BORROWERS

FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

BANK ONE, NA (MAIN OFFICE CHICAGO),

as Administrative Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Syndication Agent

BANC ONE CAPITAL MARKETS, INC.,

as Lead Arranger and Sole Book Runner

SIDLEY AUSTIN BROWN & WOOD

Bank One Plaza

10 South Dearborn Street

Chicago, Illinois 60603

I	Sidley Austin Brown & Wood

2.12.	Rates Applicable After Default	23

2.13.	Method of Payment	23

2.14.	Noteless Agreement; Evidence of Indebtedness.	24

2.15.	Telephonic Notices	24

2.16.	Interest Payment Dates; Interest and Fee Basis	25

2.17.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	25

2.18.	Lending Installations	25

2.19.	Non-Receipt of Funds by the Administrative Agent	25

2.20.	Replacement of Lender	26

2.21.	[Reserved].	26

2.22.	Subsidiary Borrowers	27

2.23.	Extension of Revolving Loan Termination Date	27

2.24.	Increase of Commitments.	28

2.25.	Interest	30

ARTICLE III YIELD PROTECTION; TAXES		31

3.1.	Yield Protection	31

3.2.	Changes in Capital Adequacy Regulations	32

3.3.	Availability of Types of Advances	32

3.4.	Funding Indemnification	32

3.5.	Taxes.	33

3.6.	Lender Statements; Survival of Indemnity	35

3.7.	Mitigation of Obligations	35

ARTICLE IV CONDITIONS PRECEDENT		36

4.1.	Initial Closing	36

4.2.	Each Credit Extension	37

II	Sidley Austin Brown & Wood

4.3.	Initial Advance to Each New Subsidiary Borrower	38

4.4.	Effectiveness of this Agreement	38

ARTICLE V REPRESENTATIONS AND WARRANTIES		39

5.1.	Existence and Standing	39

5.2.	Authorization and Validity	39

5.3.	No Conflict; Government Consent	39

5.4.	Financial Statements	40

5.5.	Material Adverse Change	40

5.6.	Taxes	40

5.7.	Litigation and Contingent Obligations	40

5.8.	Subsidiaries	40

5.9.	Accuracy of Information	40

5.10.	Regulation U	41

5.11.	Material Agreements	41

5.12.	Compliance With Laws	41

5.13.	Ownership of Properties	41

5.14.	ERISA; Foreign Pension Matters	41

5.15.	Plan Assets; Prohibited Transactions	41

5.16.	Environmental Matters.	42

5.17.	Investment Company Act	42

5.18.	Public Utility Holding Company Act	42

5.19.	Insurance	42

5.20.	Solvency	43

ARTICLE VI COVENANTS		43

6.1.	Reporting	43

III	Sidley Austin Brown & Wood

6.2.	Use of Proceeds		44

6.3.	Notice of Default		45

6.4.	Conduct of Business		45

6.5.	Taxes		45

6.6.	Insurance		45

6.7.	Compliance with Laws; Maintenance of Plans		45

6.8.	Maintenance of Properties		46

6.9.	Inspection; Keeping of Books and Records.		46

6.10.	Addition of Guarantors		46

6.11.	Subsidiary Indebtedness		47

6.12.	Consolidations and Mergers; Permitted Acquisitions.		47

	6.12.1.	Consolidations and Mergers	47

	6.12.2.	Permitted Acquisitions	48

6.13.	Liens		49

6.14.	Transactions with Affiliates		50

6.15.	Financial Contracts		51

6.16.	ERISA		51

6.17.	Environmental Compliance		51

6.18.	Financial Covenants.		51

	6.18.1.	Maximum Leverage Ratio	51

	6.18.2.	Minimum Interest Expense Coverage Ratio	52

ARTICLE VII DEFAULTS			52

7.1.	Breach of Representations or Warranties		52

7.2.	Failure to Make Payments When Due		52

7.3.	Breach of Covenants		52

VI	Sidley Austin Brown & Wood

7.4.	Other Breaches	52

7.5.	Default as to Other Indebtedness.	53

7.6.	Voluntary Bankruptcy; Appointment of Receiver; Etc.	53

7.7.	Involuntary Bankruptcy; Appointment of Receiver; Etc.	53

7.8.	Judgments	54

7.9.	Unfunded Liabilities	54

7.10.	Other ERISA Liabilities	54

7.11.	Environmental Matters	54

7.12.	Change in Control	54

7.13.	Receivables Purchase Document Events	55

7.14.	Guarantor Revocation	55

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		55

8.1.	Acceleration.	55

8.2.	Amendments	55

8.3.	Preservation of Rights	56

ARTICLE IX JOINT AND SEVERAL OBLIGATIONS		57

9.1.	Joint and Several Liability	57

9.2.	Primary Obligation; Waiver of Marshalling	57

9.3.	Financial Condition of Borrowers	57

9.4.	Continuing Liability	57

9.5.	Additional Waivers	58

9.6.	Settlements or Releases	58

9.7.	No Election	58

9.8.	Joint Loan Account	58

9.9.	Apportionment of Proceeds of Loans	59

V	Sidley Austin Brown & Wood

9.10.	The Administrative Agent and Lenders Held Harmless	59

9.11.	Borrowers’ Integrated Operations	59

ARTICLE X GENERAL PROVISIONS		59

10.1.	Survival of Representations	59

10.2.	Governmental Regulation	59

10.3.	Headings	60

10.4.	Entire Agreement	60

10.5.	Several Obligations; Benefits of this Agreement	60

10.6.	Expenses; Indemnification.	60

10.7.	Numbers of Documents	61

10.8.	Accounting	61

10.9.	Severability of Provisions	61

10.10.	Nonliability of Lenders	62

10.11.	Confidentiality	62

10.12.	Lenders Not Utilizing Plan Assets	63

10.13.	Nonreliance	63

10.14.	Disclosure	63

10.15.	Subordination of Intercompany Indebtedness	63

10.16.	No Novation	64

ARTICLE XI THE AGENTS		64

11.1.	Appointment; Nature of Relationship	64

11.2.	Powers	65

11.3.	General Immunity	65

11.4.	No Responsibility for Loans, Recitals, etc.	65

11.5.	Action on Instructions of Lenders	65

VI	Sidley Austin Brown & Wood

11.6.	Employment of Agents and Counsel		66

11.7.	Reliance on Documents; Counsel		66

11.8.	Agents’ Reimbursement and Indemnification		66

11.9.	Notice of Default		66

11.10.	Rights as a Lender		67

11.11.	Lender Credit Decision		67

11.12.	Successor Agents		67

11.13.	Agent and Arranger Fees		68

11.14.	Delegation to Affiliates		68

11.15.	Release of Guarantors		68

ARTICLE XII SETOFF; RATABLE PAYMENTS			68

12.1.	Setoff		68

12.2.	Ratable Payments		69

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS			69

13.1.	Successors and Assigns; Designated Lenders.		69

	13.1.1.	Successors and Assigns	69

	13.1.2.	Designated Lenders.	69

13.2.	Participations.		71

	13.2.1.	Permitted Participants; Effect	71

	13.2.2.	Voting Rights	71

	13.2.3.	Benefit of Setoff	71

13.3.	Assignments.		71

	13.3.1.	Permitted Assignments	71

	13.3.2.	Effect; Effective Date	72

	13.3.3.	The Register	72

VII	Sidley Austin Brown & Wood

13.4.	Dissemination of Information	73

13.5.	Tax Treatment	73

ARTICLE XIV NOTICES		73

14.1.	Notices	73

14.2.	Change of Address	73

ARTICLE XV COUNTERPARTS		74

ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		74

16.1.	CHOICE OF LAW	74

16.2.	CONSENT TO JURISDICTION	74

16.3.	WAIVER OF JURY TRIAL	74

VIII	Sidley Austin Brown & Wood

EXHIBITS
Exhibit A	-	Forms of Opinions
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Assignment Agreement
Exhibit D	-	Form of Loan/Credit Related Money Transfer Instruction
Exhibit E	-	Form of Promissory Note (if requested)
Exhibit F	-	List of Closing Documents
Exhibit G	-	Form of Designation Agreement
Exhibit H	-	Form of Guaranty
Exhibit I	-	Form of Assumption Letter
Exhibit J	-	Form of Commitment and Acceptance

SCHEDULES

Pricing Schedule
Commitment Schedule
Schedule 1.1	-	Subsidiary Borrowers
Schedule 5.5	-	Certain Disclosures
Schedule 5.8	-	Subsidiaries
Schedule 5.16	-	Environmental Matters
Schedule 6.11	-	Existing Indebtedness
Schedule 6.13	-	Existing Liens

IX	Sidley Austin Brown & Wood

AMENDED AND RESTATED 364-DAY REVOLVING CREDIT AGREEMENT

This Amended and Restated 364-Day Revolving Credit Agreement, dated as of April 4, 2003, is entered into among ACUITY BRANDS, INC., a Delaware corporation, ACUITY LIGHTING GROUP, INC., a Delaware corporation, ACUITY SPECIALTY PRODUCTS GROUP, INC., a Delaware corporation, and one or more other Subsidiary Borrowers from time to time parties hereto (whether now existing or hereafter formed), the institutions from time to time parties hereto as Lenders (whether by execution of this Agreement or an assignment pursuant to Section 13.3), BANK ONE, NA, a national banking association having its principal office in Chicago, Illinois, as Administrative Agent and WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent to amend and restate the Existing Credit Agreement (as defined herein) and, from and after the Effective Date, the Existing Credit Agreement is hereby amended and restated in its entirety. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Defined Terms. As used in this Agreement:

“Accounting Changes” is defined in Section 10.8 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership, limited liability company or any Person.

“Administrative Agent” means Bank One in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.

“Advance” means a borrowing hereunder consisting of the aggregate amount of several Revolving Loans (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Revolving Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of twenty percent (20%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means any of the Administrative Agent or the Syndication Agent, as appropriate, and “Agents” means, collectively, the Administrative Agent and the Syndication Agent.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as may be adjusted from time to time pursuant to the terms hereof. The initial Aggregate Commitment is Ninety Two Million Five Hundred Thousand and 00/100 Dollars ($92,500,00).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Amended and Restated 364-Day Revolving Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 5.4; provided, however, that except as provided in Section 10.8, with respect to the calculation of financial ratios and other financial tests required by this Agreement, “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of the Closing Date, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 5.4 hereof.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum.

“Applicable Facility Fee Rate” means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Applicable Utilization Fee Rate” means, at any time, the percentage rate per annum at which Utilization Fees accrue on the Aggregate Outstanding Credit Exposure at such time as set forth in the Pricing Schedule.

“Arranger” means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

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“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” is defined in Section 13.3.1.

“Assumption Letter” means a letter of a Subsidiary of the Company addressed to the Administrative Agent and the Lenders, and acknowledged by the Administrative Agent, in substantially the form of Exhibit I hereto, pursuant to which such Subsidiary agrees to become a “Subsidiary Borrower” and agrees to be bound by the terms and conditions hereof.

“Authorized Officer” means any of the chief executive officer, president, chief operating officer, chief financial officer, or treasurer of the Company, acting singly.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Bank One” means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

“Borrower” means, as applicable, any of the Company or any of the Subsidiary Borrowers, together with their respective permitted successors and assigns, and “Borrowers” means, collectively, the Company and the Subsidiary Borrowers.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.1.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Buying Lender” is defined in Section 2.24.2.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other

3	SIDLEY AUSTIN BROWN & WOOD

equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalent Investments” means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any investment grade commercial bank having, or which is the principal banking subsidiary of an investment grade bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $500,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, provided that such repurchase obligations are secured by a first priority security interest in such underlying securities which have, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 by S&P or P-1 by Moody’s and in each case maturing not more than 270 days after the date of acquisition by such Person, (v) investments in money market funds substantially all of the assets of which are comprised of securities of the types described in clauses (i) through (iv) above, and (vi) demand deposit accounts maintained in the ordinary course of business.

“Change” is defined in Section 3.2.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of thirty percent (30%) or more of the outstanding shares of voting stock of the Company; or (ii) the majority of the Board of Directors of the Company fails to consist of Continuing Directors.

“Closing Date” means April 8, 2002, which is the date of the Existing Credit Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Combined Balance Sheets” means the audited combined balance sheets of the Company and its Subsidiaries as of August 31, 2001, a copy of which is attached to the Form 10.

“Combined Commitment” means the sum of (i) the Aggregate Commitment hereunder plus (ii) the “Aggregate Commitment” under and as defined in the 3-Year Credit Agreement.

“Combined Utilized Amount” means, for any date, the sum of (i) the Aggregate Outstanding Credit Exposure as of such date, plus (ii) the “Aggregate Outstanding Credit Exposure” as of such date under (and as defined in) the 3-Year Credit Agreement.

4	SIDLEY AUSTIN BROWN & WOOD

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to a Borrower in an aggregate amount not exceeding the amount set forth on the Commitment Schedule or in an Assignment Agreement executed pursuant to Section 13.3, as it may be modified as a result of any assignment that has become effective pursuant to Section 13.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Increase Notice” is defined in Section 2.24.1.

“Commitment Schedule” means the Schedule identifying each Lender’s Commitment as of the Effective Date attached hereto and identified as such.

“Commitment Termination Date” means the earlier to occur of (i) the Revolving Loan Termination Date, and (ii) the date the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof, including, without limitation, pursuant to Sections 2.3 and 2.6 and Article VIII hereof.

“Company” means Acuity Brands, Inc., a Delaware corporation, and its permitted successors and assigns (including, without limitation, a debtor-in-possession on its behalf).

“Consolidated Net Income” means, with reference to any period, the net after-tax income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with Agreement Accounting Principles, excluding minority interests and including only dividends actually received by the Company from any entity which is not a Subsidiary.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Consolidated Total Assets” means the total amount of all assets of the Company and its consolidated Subsidiaries, and including amounts attributable to minority interests in Affiliates of the Company to the extent deducted in calculating the Consolidated Total Assets of the Company and its Subsidiaries but only to the extent such Affiliate shall be a Guarantor hereunder, calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the Closing Date, or (ii) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election; provided that any individual who is so elected or nominated in connection with a merger, consolidation, acquisition or similar transaction shall not be a Continuing Director unless such individual was a Continuing Director prior thereto.

“Contractual Obligation” means, for any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.

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“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Credit Extension” means the making of an Advance hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance.

“Default” means an event described in Article VII.

“Designated Lender” means, with respect to each Designating Lender, each Eligible Designee designated by such Designating Lender pursuant to Section 13.1.2.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 13.1.2.

“Designation Agreement” is defined in Section 13.1.2.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Revolving Loan Termination Date.

“DOL” means the United States Department of Labor and any successor department or agency.

“Dollars” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.

“EBIT” means, for any period for the Company and its consolidated Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with Agreement Accounting Principles, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) any other non-recurring non-cash charges to the extent deducted in computing Net Income, plus (v) non-cash expenses associated with the Company’s restricted stock program, minus (vi) any non-recurring non-cash credits to the extent added in computing Net Income.

“EBITDA” means, for any period for the Company and its consolidated Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with Agreement Accounting Principles, of (i) EBIT, plus (ii) depreciation expense to the extent deducted in computing Net Income, plus (iii) amortization expense, including, without

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limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income.

“Effective Commitment Amount” is defined in Section 2.24.1.

“Effective Date” means April 7, 2003.

“Eligible Designee” means a special purpose corporation, partnership, trust, limited partnership or limited liability company that is administered by a Lender or an Affiliate of a Lender and (i) is organized under the laws of the United States of America or any state thereof, (ii) is engaged primarily in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or the equivalent thereof by Moody’s.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at a Eurodollar Rate requested by a Borrower pursuant to Sections 2.9 and 2.10.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars as reported as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period by any other generally recognized financial information service selected by the Administrative Agent, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its affiliate bank offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such

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Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Revolving Loan which, except as otherwise provided in Section 2.12, bears interest at a Eurodollar Rate requested by a Borrower pursuant to Sections 2.9 and 2.10.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and each Agent, taxes imposed on its overall net income, and franchise or branch office taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or Agent is incorporated or organized or any political combination or subdivision or taxing authority thereof or (ii) the jurisdiction in which such Agent’s or Lender’s principal executive office or such Lender’s applicable Lending Installation is located or in which, other than as a result of the transaction evidenced by this Agreement, such Agent or Lender otherwise is, or at any time was, engaged in business (or any political combination or subdivision or taxing authority thereof).

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means that certain 364-Day Revolving Credit Agreement dated as of April 8, 2002 among the Borrowers, the lenders parties thereto, and Bank One, NA, as administrative agent, as the same has been amended, restated, supplemented or otherwise modified from time to time.

“Extension Request” is defined in Section 2.23.

“Facility Fee” is defined in Section 2.6.1.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates, forward rates or commodity prices, including, but not limited to, interest rate swap or exchange agreements, forward currency exchange

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agreements, interest rate cap or collar protection agreements, forward rate currency, interest rate options puts or warrants.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (i) Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Revolving Loan or portion thereof, which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Foreign Pension Plan” means any employee benefit plan as described in Section 3(3) of ERISA for which the Company or any member of its Controlled Group is a sponsor or administrator and which (i) is maintained or contributed to for the benefit of employees of the Company, any of its respective Subsidiaries or any member of its Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Foreign Subsidiary” means a Subsidiary of the Company which is not a Domestic Subsidiary.

“Form 10” means the Form 10 General Report for Registration of Securities Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934 filed on July 3, 2001 by the Company (File No. 0001144215) with the Commission in connection with the Spin-Off, together with all exhibits and appendices thereto, as amended prior to the Closing Date.

“Guarantor” means the Company and each Material Subsidiary of the Company (other than an SPV) that is a Domestic Subsidiary as of the Closing Date and each other Subsidiary that has become a guarantor of the Obligations hereunder in accordance with the terms of Section 6.10.

“Guaranty” means that certain Guaranty (and any and all supplements thereto) executed from time to time by each Guarantor (other than the Company) in favor of the Administrative Agent for the benefit of itself and the Lenders, in substantially the form of Exhibit H attached hereto, as amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness” of a Person means, without duplication, (a) Indebtedness For Borrowed Money and (b) any other obligation or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade).

“Indebtedness For Borrowed Money” of a Person means, without duplication, (a) the obligations of such Person (i) for borrowed money or which has been incurred in connection with the acquisition of property or assets (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (ii) under or

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with respect to notes payable and drafts accepted which represent extensions of credit (whether or not representing obligations for borrowed money) to such Person, (iii) constituting reimbursement obligations with respect to letters of credit issued for the account of such Person or (iv) for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (b) the Indebtedness For Borrowed Money of others, whether or not assumed, secured by Liens on property of such Person or payable out of the proceeds of, or production from, property or assets now or hereafter owned or acquired by such Person, (c) the Capitalized Lease Obligations of such Person, (d) the obligations of such Person under guaranties by such Person of any Indebtedness For Borrowed Money (other than obligations for borrowed money incurred to finance the purchase of property leased to such Person pursuant to a Capitalized Lease of such Person) of any other Person, (e) all Receivable Facility Attributed Indebtedness of such Person, (f) all Off-Balance Sheet Liabilities of such Person, and (g) all Disqualified Stock.

“Interest Expense” means, for any period for any group of Persons, the total gross interest expense of such group of Persons, whether paid or accrued, including, without duplication, the interest component of Capitalized Leases, commitment and letter of credit fees, the discount or implied interest component of Off-Balance Sheet Liabilities, capitalized interest expense, pay-in-kind interest expense, amortization of debt discount and net payments (if any) pursuant to Financial Contracts relating to interest rate protection, all as determined on a consolidated basis in conformity with Agreement Accounting Principles.

“Interest Expense Coverage Ratio” is defined in Section 6.18.2.

“Interest Period” means, with respect to a Eurodollar Advance, a period of seven days or one, two, three or six months or such other period agreed to by the Lenders and the Borrowers, commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date seven days or one, two, three or six months or such other agreed upon period thereafter, provided, however, that if there is no such numerically corresponding day in such seventh day or next, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such seventh day or next, second, third or sixth succeeding month or such other succeeding period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“IRS” means the United States Internal Revenue Service and any successor agency.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lender Increase Notice” is defined in Section 2.24.1.

“Lending Installation” means, with respect to a Lender or the Agents, the office, branch, subsidiary or affiliate of such Lender or Agent listed on the signature pages hereof, or on the

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administrative information sheets provided to the Administrative Agent in connection herewith, or on a Schedule or otherwise selected by such Lender or Agent pursuant to Section 2.18.

“Leverage Ratio” is defined in Section 6.18.1.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock, stockholders agreements, voting trust agreements and all similar arrangements).

“Loan Documents” means this Agreement, the Guaranty, each Assumption Letter executed hereunder, and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.14 (if requested)) and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, operations or properties of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or any of its Subsidiaries to perform its respective obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents or the Lenders thereunder.

“Material Indebtedness” is defined in Section 7.5.

“Material Subsidiary” means each Borrower (other than the Company) and any other Subsidiary of the Company that at any time has (i) assets with a total book value equal to or greater than five percent (5%) of the aggregate book value of the Consolidated Total Assets of the Company and its Subsidiaries or (ii) Consolidated Net Worth that is equal to or greater than five percent (5%) of the Consolidated Net Worth of the Company and its Subsidiaries, or (iii) assets that contributed five percent (5%) or more of the Company’s Consolidated Net Income, in each case as reported in the most recent annual audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first of such annual audited financial statements, as reported in the Combined Balance Sheets).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” is defined in the Pricing Schedule.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of its Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Income” means, for any period for any group of Persons, the net earnings (or loss) after taxes of such group of Persons on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

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“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.14.

“NSI” means National Service Industries, Inc., a Delaware corporation.

“Obligations” means all Revolving Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers to any of the Agents, any Lender, the Arranger, any affiliate of the Agents, any Lender, the Arranger, or any indemnitee under the provisions of Section 10.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document.

“Off-Balance Sheet Liability” of a Person means (i) Receivables Facility Attributed Indebtedness and any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or any other obligation of the Company or such transferor to purchasers/transferees of interests in Receivables or notes receivable or the agent for such purchasers/transferees), (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any financing lease or Synthetic Lease or “tax ownership operating lease” transaction entered into by such Person, including any Synthetic Lease Obligations, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Originator” means the Company and/or any of its Subsidiaries in their respective capacities as parties to any Receivables Purchase Documents, as sellers or transferors of any Receivables and Related Security in connection with a Permitted Receivables Transfer.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Revolving Loans outstanding at such time.

“Participants” is defined in Section 13.2.1.

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“Payment Date” means the last day of each March, June, September and December and the Commitment Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” is defined in Section 6.12.2.

“Permitted Liens” means the Liens expressly permitted under clauses (i) through (xv) of Section 6.13.

“Permitted Receivables Transfer” means (i) a sale or other transfer by an Originator to a SPV of Receivables and Related Security for fair market value and without recourse (except for limited recourse typical of such structured finance transactions), and/or (ii) a sale or other transfer (including the grant of Liens) by a SPV to (a) purchasers of, lenders on or other investors in such Receivables and Related Security (or interests therein) or (b) any other Person (including a SPV) in a transaction in which purchasers or other investors purchase or are otherwise transferred such Receivables and Related Security (or interests therein including Liens), in each case pursuant to and in accordance with the terms of the Receivables Purchase Documents.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, and (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of its Controlled Group may have any liability.

“Pricing Schedule” means the Schedule identifying the Applicable Margin, Applicable Facility Fee Rate and Applicable Utilization Rate attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed New Lender” is defined in Section 2.24.1.

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“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time, or, if the Aggregate Commitment has been terminated, a fraction the numerator of which is such Lender’s Outstanding Credit Exposure at such time and the denominator of which is the sum of the Aggregate Outstanding Credit Exposure at such time.

“Purchase Price” means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses incurred in connection with such Acquisition, but exclusive of the value of any Capital Stock or other equity interests of the Company or any Subsidiary issued as consideration for such Acquisition.

“Purchasers” is defined in Section 13.3.1.

“Receivable(s)” means and includes all of applicable Originator’s or SPV’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of such Originator or SPV, as applicable, to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security, contracts, books and records, and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables and Related Security” means the Receivables and the related security and collections with respect thereto which are sold or transferred by any Originator or SPV in connection with any Permitted Receivables Transfer.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“Receivables Facility Financing Costs” means such portion of the cash fees, service charges, and other costs, as well as all collections or other amounts retained by purchasers of receivables pursuant to a receivables purchase facility, which are in excess of amounts paid to the Company and its consolidated Subsidiaries under any receivables purchase facility for the purchase of receivables pursuant to such facility and are the equivalent of the interest component of the financing if the transaction were characterized as an on-balance sheet transaction.

“Receivables Purchase Documents” means any series of receivables purchase or sale, credit or servicing agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which an Originator or Originators sell or transfer to SPVs all of their respective right, title and interest in and to certain Receivables and Related Security for further sale or transfer (or granting of Liens) to other purchasers of or investors in

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such assets or interests therein (and the other documents, instruments and agreements executed in connection therewith), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time, or any replacement or substitution therefor.

“Receivables Purchase Financing” means any financing consisting of a securitization facility made available to the Company or any of its consolidated Subsidiaries, whereby the Receivables and Related Security (or interests therein) of the Originators are transferred to one or more SPVs, and thereafter to certain investors (or are used as collateral to enable one or more SPVs to obtain loans from certain investors), pursuant to the terms and conditions of the Receivables Purchase Documents.

“Redeemable Preferred Stock” means, for any Person, any preferred stock issued by such Person which is at any time prior to the Commitment Termination Date either (i) mandatorily redeemable (by required sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having fifty-one percent (51%) or more of the Aggregate Commitment or, if the Aggregate Commitment has been terminated,

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Lenders in the aggregate holding fifty-one percent (51%) or more of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D).

“Response Date” is defined in Section 2.23.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (and any conversion or continuation thereof).

“Revolving Loan Termination Date” means April 2, 2004, or any later date as may be specified as the Revolving Loan Termination Date in accordance with Section 2.23.

“Risk Based Capital Guidelines” is defined in Section 3.2.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“S&P Rating” is defined in the Pricing Schedule.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Selling Lender” is defined in Section 2.24.2.

“Settlement Date” is defined in Section 2.24.2.

“Single Employer Plan” means a Plan maintained by the Company or any member of its Controlled Group for employees of the Company or any member of its Controlled Group.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(ii) it is then able and expects to be able to pay its debts as they mature; and

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and

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circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

“Spin-Off” means the distribution by NSI to its stockholders in a tax-free transaction of all of the outstanding capital stock of the Company pursuant to which the Company became a separate publicly-held corporation owned directly by the stockholders of NSI to whom such distribution was made.

“Spin-Off Transactions” means the series of transactions contemplated by and described in the Form 10, including, but not limited to the Spin-Off.

“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a Receivables Purchase Financing permitted under the terms of this Agreement.

“Stockholders’ Equity” means, at any time, the shareholders’ equity of the Company and its consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries delivered pursuant to Section 6.1(i) and (ii), as applicable, but excluding any Redeemable Preferred Stock of the Company or any of its consolidated Subsidiaries.

“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Subsidiary Borrower” means each of the Company’s Subsidiaries listed on Schedule 1.1, and any other Subsidiaries of the Company duly designated by the Company pursuant to Section 2.22 to request Credit Extensions hereunder, which Subsidiary shall have delivered to the Administrative Agent an Assumption Letter in accordance with Section 2.22 and such other documents as may be required pursuant to this Agreement, in each case, together with its respective successors and assigns, including a debtor-in-possession on behalf of such Subsidiary Borrower.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (i) represents more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made, or (ii) is responsible for providing more than twenty percent (20%) of the Consolidated Net Income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

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“Syndication Agent” means Wachovia Bank, National Association in its capacity as the syndication agent for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Syndication Agent appointed pursuant to Article XI.

“Synthetic Lease” means any so-called “synthetic”, off-balance sheet or tax retention lease, or any other agreement for the use or possession of property creating obligations that are not treated as a capital lease under Agreement Accounting Principles, but that is treated as a financing under the Code.

“Synthetic Lease Obligations” means, collectively, the payment obligations of the Company or any of its Subsidiaries pursuant to a Synthetic Lease.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“3-Year Credit Agreement” means that certain 3-Year Revolving Credit Agreement, dated as of April 8, 2002, by and among the Company, the subsidiary borrowers parties thereto, the lenders parties thereto, and Bank One, NA, as administrative agent, as the same may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Transaction Documents” means the Loan Documents and the documents executed and delivered by NSI, the Company or any of their respective Subsidiaries in connection with the Spin-Off, including, without limitation, the Form 10.

“Transferee” is defined in Section 13.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Utilization Fee” is defined in Section 2.6.2.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

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“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled; provided that in the case of clause (i) or (ii) above, there shall be excluded (x) directors’ qualifying shares, (y) nominal ownership interests in Foreign Subsidiaries required to be held by third parties under the laws of the foreign jurisdiction in which such Foreign Subsidiary is organized, or (z) Disqualified Stock or Redeemable Preferred Stock.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

1.2. References. Any references to the Company’s Subsidiaries shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder. All representations and warranties made on and as of the Effective Date with respect to the Borrowers shall also be and be deemed to include a reference to the Borrowers after taking into effect the consummation of the Spin-Off.

1.3. Supplemental Disclosure. At any time at the reasonable request of the Administrative Agent (which shall not be done more frequently than on a quarterly basis in the absence of a Default) and at such additional times as the Company determines, the Company shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the Effective Date, would have been required to be set forth as an exception to such representation or which is necessary to correct any information in such representation which has been rendered materially inaccurate thereby. Notwithstanding that any such supplement to such representation may disclose the existence or occurrence of events, facts or circumstances which are either prohibited by the terms of this Agreement or any other Loan Documents or which result in the material breach of any representation or warranty, such supplement to such representation shall not be deemed either an amendment thereof or a waiver of such breach unless expressly consented to in writing by Administrative Agent and the requisite number of Lenders under Section 8.2, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Administrative Agent or any Lender of any Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits, baskets or similar restrictions contained in this Agreement or any of the other Loan Documents.

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ARTICLE II

THE CREDITS

2.1. Commitment. From and including the Effective Date and prior to the Commitment Termination Date, upon the satisfaction of the conditions precedent set forth in Section 4.1, 4.2 and 4.3, as applicable, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrowers in Dollars from time to time in amounts not to exceed in the aggregate at any one time outstanding of its Pro Rata Share of the Available Aggregate Commitment; provided that at no time shall the Aggregate Outstanding Credit Exposure hereunder exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Commitment Termination Date. The Commitments to lend hereunder shall expire automatically on the Commitment Termination Date.

2.2. [ Reserved].

2.3. Required Payments; Termination.

2.3.1. Required Payments. This Agreement shall be effective until the Commitment Termination Date. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrowers on the Commitment Termination Date.

2.3.2. Termination. Notwithstanding the termination of this Agreement on the Commitment Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrowers and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive and the Administrative Agent shall be entitled to retain its security interest in and to all existing and future collateral (if any).

2.4. Revolving Loans. Each Advance hereunder shall consist of Revolving Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.5. Types of Advances. The Advances may be Revolving Loans consisting of Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.9 and 2.10.

2.6. Facility Fee; Utilization Fee; Reductions in Aggregate Commitment.

2.6.1. Facility Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) at a per annum rate equal to the Applicable Facility Fee Rate on the average daily amount of such Lender’s Commitment (regardless of usage) (or, from and after the Commitment Termination Date, such Lender’s average daily Outstanding Credit Exposure) from and including the Effective Date to and including the date on which this Agreement is terminated in full and all Obligations hereunder

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have been paid in full pursuant to Section 2.3, payable quarterly in arrears on each Payment Date hereafter and until all Obligations hereunder have been paid in full.

2.6.2. Utilization Fee. If the Combined Utilized Amount exceeds thirty-three and one-third percent (33 1/3%) of the Combined Commitment hereunder (or, if all or any part of the Combined Commitment has been terminated, the Combined Commitment in effect immediately prior to such termination), the Borrowers will pay to the Administrative Agent for the ratable benefit of the Lenders a utilization fee (the “Utilization Fee”) at a per annum rate equal to the Applicable Utilization Fee Rate on the Aggregate Outstanding Credit Exposure on such date, payable quarterly in arrears on each Payment Date and on the date this Agreement is terminated in full and all Obligations hereunder have been paid in full pursuant to Section 2.3.

2.6.3. Reductions in Aggregate Commitment. The Borrowers may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), upon at least three (3) Business Days’ prior written notice to the Administrative Agent of such reduction, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued Facility Fees shall be payable on the effective date of any termination of all or any part of the obligations of the Lenders to make Credit Extensions hereunder.

2.7. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $250,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

2.8. Optional Principal Payments. The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or any portion of the outstanding Floating Rate Advances, in a minimum aggregate amount of $1,000,000 or any integral multiple of $250,000 in excess thereof, upon prior notice to the Administrative Agent at or before 12:00 noon (Chicago time) one (1) Business Day prior to the date of such payment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon five (5) Business Days’ prior notice to the Administrative Agent.

2.9. Method of Selecting Types and Interest Periods for New Advances.

2.9.1. Method of Selecting Types and Interest Periods for New Advances. The applicable Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time; provided that there shall be no more than ten (10) Interest Periods in effect with respect to all of the Revolving Loans at any time, unless such limit has been waived by the Administrative Agent in its sole discretion. The applicable Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate

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Advance, and three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.

2.9.2. Method of Borrowing. On each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans, if any, not later than noon, Chicago time, in Federal or other funds immediately available to the Administrative Agent, in Chicago, Illinois at its address specified in or pursuant to Article XIV. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address by not later than 2:30 p.m. (Chicago time). Notwithstanding the foregoing provisions of this Section 2.9.2, to the extent that a Revolving Loan made by a Lender matures on the Borrowing Date of a requested Revolving Loan, such Lender shall apply the proceeds of the Revolving Loan it is then making to the repayment of principal of the maturing Revolving Loan.

2.10. Conversion and Continuation of Outstanding Advances; No Conversion or Continuation of Eurodollar Advances After Default. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.8 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period or be converted into a Floating Rate Advance. Subject to the terms of Section 2.7, the Borrowers may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Notwithstanding anything to the contrary contained in this Section 2.10, no Advance may be converted or continued as a Eurodollar Advance (except with the consent of the Required Lenders) when any Default or Unmatured Default is continuing. The applicable Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, or three (3) Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

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(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

Promptly after receipt of any Conversion/Continuation Notice, the Administrative Agent shall provide the Lenders with notice thereof.

2.11. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the applicable Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Revolving Loan Termination Date.

2.12. Rates Applicable After Default. During the continuance of a Default (including the Borrowers’ failure to pay any Revolving Loan at maturity) the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that the Advances, all fees or any other Obligations hereunder shall bear interest at the Floating Rate plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, such interest rate set forth above shall be applicable to all Credit Extensions, Advances, fees and other Obligations hereunder without any election or action on the part of the Administrative Agent or any Lender.

2.13. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by 12:00 noon (Chicago time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrowers maintained

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with Bank One or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

2.14. Noteless Agreement; Evidence of Indebtedness.

(i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Revolving Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Administrative Agent shall also maintain accounts in which it will record (a) the date and the amount of each Revolving Loan made hereunder and Type thereof and the Interest Period, if any, applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from any Borrower to each Lender hereunder, (c) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 13.3, (d) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof, and (e) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(iii) Subject to Section 13.3.3, the entries maintained in the accounts maintained pursuant to clauses (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded in the absence of manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that its Revolving Loans be evidenced by a promissory note representing its Revolving Loans substantially in the form of Exhibit E (each, a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Revolving Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Revolving Loans once again be evidenced as described in clauses (i) and (ii) above.

2.15. Telephonic Notices. The Borrowers hereby authorize the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of a Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrowers agree to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action

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taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.16. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Effective Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity; provided, that interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances, Facility Fees and Utilization Fees shall be calculated for actual days elapsed on the basis of a 360-day year; interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to any Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.17. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.18. Lending Installations. Subject to the provisions of Section 3.6, each Lender may book its Revolving Loans at any Lending Installation selected by such Lender, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Revolving Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Subject to the provisions of Section 3.6, each Lender may, by written notice to the Administrative Agent and the Company in accordance with Article XIV, designate replacement or additional Lending Installations through which Revolving Loans will be made by it and for whose account Revolving Loan payments are to be made.

2.19. Non-Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Revolving Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make

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such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Revolving Loan or (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Revolving Loan, including the interest rate applicable pursuant to Section 2.12.

2.20. Replacement of Lender. The Borrowers shall have the right, in their sole discretion, at any time and from time to time to terminate or replace the Commitment of any Lender (an “Affected Lender”), in whole, upon at least thirty (30) days’ prior notice to the Administrative Agent and such Lender, (a) if such Lender has failed or refused to make available the full amount of any Revolving Loans as required by its Commitment hereunder, (b) if such Lender has been merged or consolidated with, or transferred all or substantially all of its assets to, or otherwise been acquired by any other Person, or (c) if such Lender has demanded that the Borrowers make any additional payment to any Lender pursuant to Section 3.1, 3.2 or 3.5, or if such Lender’s obligation to make or continue, or convert Floating Rate Advances into, Eurodollar Advances has been suspended pursuant to Section 3.3; provided, however that no such Commitment termination shall reduce the Aggregate Commitment by more than fifteen percent (15%) thereof; provided further, that no Default or Unmatured Default shall have occurred and be continuing at the time of such termination or replacement, and that, concurrently with such termination or replacement, (i) if the Affected Lender is being replaced, another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 13.3 applicable to assignments, (ii) the Borrowers shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, to the extent applicable, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Revolving Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, and (iii) if the Affected Lender is being terminated, the Borrowers shall pay to such Affected Lender all Obligations due to such Affected Lender (including the amounts described in the immediately preceding clauses (i) and (ii) plus the outstanding principal balance of such Affected Lender’s Credit Extensions).

2.21. [ Reserved].

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2.22. Subsidiary Borrowers. The Company may at any time or from time to time, add as a party to this Agreement any Wholly-Owned Subsidiary to be a Subsidiary Borrower hereunder by the execution and delivery to the Administrative Agent and the Lenders of (a) a duly completed Assumption Letter by such Subsidiary, with the written consent of the Borrowers at the foot thereof, (b) such guaranty and subordinated intercompany indebtedness documents and, if applicable, security documents as may be reasonably required by the Administrative Agent and such other opinions, agreements, documents, certificates or other items as may be required by Section 4.3, such documents with respect to any additional Subsidiaries to be substantially similar in form and substance to the Loan Documents executed on or about the date hereof by the Subsidiaries parties hereto as of the Effective Date. No Foreign Subsidiary may be a Subsidiary Borrower. Upon such execution, delivery and consent such Subsidiary shall for all purposes be a party hereto as a Subsidiary Borrower as fully as if it had executed and delivered this Agreement. So long as the principal of and interest on any Credit Extensions made to any Subsidiary Borrower under this Agreement shall have been repaid or paid in full and all other Obligations (other than contingent indemnity obligations) of such Subsidiary Borrower under this Agreement shall have been fully performed, the Company may, by not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Subsidiary Borrower’s status as a “Subsidiary Borrower” or “Borrower,” and such Subsidiary Borrower shall be released from any future liability (other than contingent indemnity obligations) as a “Subsidiary Borrower” or “Borrower” hereunder or under the other Loan Documents. The Administrative Agent shall give the Lenders written of the addition of any Subsidiary Borrowers to this Agreement.

2.23. Extension of Revolving Loan Termination Date. The Company, on behalf of all of the Borrowers, may request extensions of the Revolving Loan Termination Date by submitting a request for an extension to the Administrative Agent (each, an “Extension Request”) no more than sixty (60) and no less than forty-five (45) days prior to the then effective Revolving Loan Termination Date, which Extension Request shall specify (i) the new Revolving Loan Termination Date requested by the Borrowers, which new Revolving Loan Termination Date shall be a date not later than 364 days after the then current Revolving Loan Termination Date and (ii) the date (which must be not more than thirty (30) days nor less than fifteen (15) days prior to the then effective Revolving Loan Termination Date) as of which the Lenders must respond to the Extension Request (the “Response Date”). Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender thereof and shall request each Lender to approve the Extension Request. Each Lender approving the Extension Request shall deliver its written consent no later than the Response Date (and the failure to provide such written consent by such date shall be deemed to be a decision not to extend). The Commitment of each Lender that declines to extend with respect to the Aggregate Commitment may, at the option of the Company, be replaced in accordance with Section 13.3 (but only to the extent a replacement Lender is then available) or the Aggregate Commitment reduced. All Obligations due to each Lender that declines to extend its Commitment under this Section 2.23 shall be paid in full by the Borrowers to the Administrative Agent for the account of each such Lender on the then effective Revolving Loan Termination Date (without giving effect to any such requested extension thereto). The Required Lenders and the Borrowers must agree to any extension with respect to the Revolving Loan Termination Date for any such extension to become effective, and the Administrative Agent shall promptly notify the Borrowers and each Lender of any new Revolving Loan Termination Date.

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2.24. Increase of Commitments.

(i) At any time prior to the Commitment Termination Date, the Company may request that the Aggregate Commitment be increased; provided that, without the prior written consent of all of the Lenders, (a) the Aggregate Commitment shall at no time exceed $145,000,000 minus the aggregate amount of all reductions in the Aggregate Commitment previously made pursuant to Section 2.6.3; (b) the Combined Commitment shall at no time exceed $250,000,000; and (c) each such request shall be in a minimum amount of at least $25,000,000 and increments of $5,000,000 in excess thereof. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Company not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase. In the event of such a Commitment Increase Notice, each of the Lenders shall be given the opportunity to participate in the requested increase ratably in proportions that their respective Commitments bear to the Aggregate Commitment. No Lender shall have any obligation to increase its Commitment pursuant to a Commitment Increase Notice. On or prior to the date that is fifteen (15) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Administrative Agent a notice indicating the maximum amount by which it is willing to increase its Commitment in connection with such Commitment Increase Notice (any such notice to the Administrative Agent being herein a “Lender Increase Notice”). Any Lender which does not submit a Lender Increase Notice to the Administrative Agent prior to the expiration of such fifteen (15) Business Day period shall be deemed to have denied any increase in its Commitment. In the event that the increases of Commitments set forth in the Lender Increase Notices exceed the amount requested by the Company in the Commitment Increase Notice, the Administrative Agent and the Arranger shall have the right, in consultation with the Company, to allocate the amount of increases necessary to meet the Company’s Commitment Increase Notice. In the event that the Lender Increase Notices are less than the amount requested by the Company, not later than three (3) Business Days prior to the proposed effective date the Company may notify the Administrative Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice. Any Proposed New Lender shall be consented to by the Administrative Agent (which consent shall not be unreasonably withheld). If the Company shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then the Company shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Administrative Agent shall notify the Company and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lenders’ Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Commitment, which amounts shall be effective on the following Business Day. Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (A) the Company shall have obtained the consent thereto of each Guarantor and its reaffirmation of the Loan Document(s) executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Administrative Agent, (B) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate

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Commitment all representations and warranties shall be true and correct in all material respects as though made on such date and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (C) the Borrowers, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Commitment” in support of such increase in the Aggregate Commitment shall have executed and delivered a “Commitment and Acceptance” substantially in the form of Exhibit J hereto, (D) counsel for the Borrowers and for the Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent and (E) the Borrowers and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Administrative Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Administrative Agent to the Company. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Administrative Agent shall promptly advise the Company and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder and thereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(ii) For purposes of this clause (ii), (A) the term “Buying Lender(s)” shall mean (1) each Lender the Effective Commitment Amount of which is greater than its Commitment prior to the effective date of any increase in the Aggregate Commitment, and (2) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice and (b) the term “Selling Lender(s)” shall mean each Lender whose Commitment is not being increased from that in effect prior to such increase in the Aggregate Commitment. Effective on the effective date of any increase in the Aggregate Commitment pursuant to clause (i) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender’s right, title and interest in and to its outstanding Revolving Loans in the respective dollar amounts and percentages necessary so that, from and after such sale, each such Selling Lender’s outstanding Revolving Loans shall equal such Selling Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Revolving Loans. Effective on the effective date of the increase in the Aggregate Commitment pursuant to clause (i) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the outstanding Revolving Loans purchased hereby shall equal the respective dollar amount necessary so that, from and after such payments, each Buying Lender’s outstanding Revolving Loans shall equal such Buying Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Revolving Loans. Such amount shall be payable on the effective date of the increase in the Aggregate Commitment by wire transfer of immediately available funds to the Administrative Agent. The Administrative Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying

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Lender that such Selling Lender owns the Revolving Loans being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Revolving Loans, except for participations which will be extinguished upon payment to Selling Lender of an amount equal to the portion of the outstanding Revolving Loans being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender’s representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Administrative Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Revolving Loan Documents. The Borrowers hereby agree to compensate each Selling Lender for all losses, expenses and liabilities incurred by each Lender in connection with the sale and assignment of any Revolving Loan hereunder on the terms and in the manner as set forth in Section 3.4.

2.25. Interest. In no event shall the amount of interest, and all charges, amounts or fees contracted for, charged or collected pursuant to this Agreement, the Notes or the other Loan Documents and deemed to be interest under applicable law (collectively, “Interest”) exceed the highest rate of interest allowed by applicable law (the “Maximum Rate”), and in the event any such payment is inadvertently received by the Administrative Agent or any Lender then the excess sum (the “Excess”) shall be credited as a payment of principal, unless the relevant Borrower shall notify the Administrative Agent in writing that it elects to have the Excess returned forthwith. It is the express intent hereof that no Borrower pay, and the Administrative Agent and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by such Borrower under applicable law. The right to accelerate maturity of any of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the Administrative Agent and the Lenders do not intend to collect any unearned interest in the event of any such acceleration. All monies paid to the Administrative Agent or the Lenders hereunder or under any of the Notes or the other Loan Documents, whether at maturity or by prepayment, shall be subject to rebate of unearned interest as and to the extent required by applicable law. By the execution of this Agreement, each Borrower covenants, to the fullest extent permitted by law that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against the Administrative Agent or any Lender, based in whole or in part upon contracting for charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Administrative Agent or any Lender, all interest at any time contracted for, charged or received from such Borrower in connection with this Agreement, the Notes or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Commitments. Each Borrower, the Administrative Agent and each Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into each Note and each of the other Loan Documents (whether or not any provision of this Section is referred to therein). All such Loan

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Documents and communications relating to any Interest owed by any Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of obligations hereunder and under the Notes and the other Loan Documents be automatically recomputed by such Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the Closing Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in any such law, rule, regulation, policy, guideline or directive or in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)	subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

(ii)	imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)	imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or Commitment, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans or Commitment, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans or Commitment held or interest received by it, by an amount deemed material by such Lender as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation, as the case may be, in connection with such Eurodollar Loans or Commitment, then, within fifteen (15) days of demand by such Lender, the Borrowers shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received; provided, that the Borrowers shall not be required to compensate a Lender under this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Company in writing of such increased costs or reductions and of such

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Lender’s intention to claim compensation therefor; provided, further, that if such adoption or such change giving rise to such increased costs or reduction is retroactive such 90-day period shall be extended to include the period of retroactive effect.

3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender, or any corporation controlling such Lender, is increased as a result of a Change, then, within fifteen (15) days of demand by such Lender, the Borrowers shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Revolving Loans hereunder (after taking into account such Lender’s policies as to capital adequacy); provided, that the Borrowers shall not be required to pay to such Lender such additional amounts under this Section for any amount incurred as a result of such Change more than 90 days prior to the date that such Lender notifies the Company in writing of such Change and of such Lender’s intention to claim compensation therefor; provided, further, that if such Change giving rise to such amounts is retroactive such 90-day period shall be extended to include the period of retroactive effect. “Change” means (i) any change after the Closing Date in the Risk-Based Capital Guidelines or (ii) any adoption of, change in, or change in the interpretation or administration of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the Closing Date.

3.3. Availability of Types of Advances. If (x) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (y) the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, or (iii) no reasonable basis exists for determining the Eurodollar Base Rate, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be immediately repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made or continued, or a Floating Rate Advance is not converted into a Eurodollar Advance, on the date specified by any Borrower for any reason other than default by the Lenders, or a Eurodollar Advance is not prepaid on the date specified by the applicable Borrower for any reason, the Borrowers will indemnify each Lender

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for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5. Taxes.

(i) All payments by the Borrowers to or for the account of any Lender or Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(ii) In addition, the Borrowers hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii) The Borrowers hereby agree to indemnify the Agents and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agents or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agents or such Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten (10) Business Days after the date on which it becomes a party to this Agreement, (i) deliver to each of the Company and the Administrative Agent two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Company and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Company and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would

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otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Company and the Administrative Agent in writing that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Company with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States, and each Borrower, if required by law to do so, shall be permitted to withhold such Taxes and pay the same to the appropriate United States taxing authority; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii) If the IRS or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

(viii) Within 60 days after receipt of the written request of the Company, each Lender and Agent shall execute and deliver such certificates, forms or other documents, which in each such case can be reasonably furnished by such Lender or Agent consistent with the facts and which are reasonably necessary to assist any Borrower in applying for refunds of Taxes remitted by such Borrower hereunder.

(ix) Each Lender and Agent shall also use commercially reasonable efforts to avoid and minimize any amounts which might otherwise be payable by any Borrower pursuant to this

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Section 3.5, except to the extent that such Lender or Agent, determines that such efforts would be disadvantageous to such Lender or Agent, as determined by such Lender or Agent and which determination, if made in good faith, shall be binding and conclusive on all parties hereto.

(x) To the extent that the payment of any Lender’s or Agent’s Taxes by any Borrower hereunder gives rise from time to time to a Tax Benefit to such Lender or Agent in any jurisdiction other than the jurisdiction which imposed such Taxes, such Lender or Agent shall pay to such Borrower the amount of each such Tax Benefit so recognized or received. The amount of each Tax Benefit and, therefore, payment to such Borrower will be determined from time to time by the relevant Lender or Agent in its sole discretion, which determination shall be binding and conclusive on all parties hereto. Each such payment will be due and payable by such Lender or Agent to such Borrower within a reasonable time after the filing of the tax return in which such Tax Benefit is recognized or, in the case of any tax refund, after the refund is received; provided, however, if at any time thereafter such Lender or Agent, is required to rescind such Tax Benefit or such Tax Benefit is otherwise disallowed or nullified, the relevant Borrower shall promptly, after notice thereof from such Lender or Agent, repay to such Lender or Agent the amount of such Tax Benefit previously paid to such Lender or Agent and which has been rescinded, disallowed or nullified. For purposes hereof, the term “Tax Benefit” shall mean the amount by which any Lender’s or Agent’s income tax liability for the taxable period in question is reduced below what would have been payable had the relevant Borrower not been required to pay such Lender’s or Agent’s Taxes hereunder.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Revolving Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Company of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7. Mitigation of Obligations. If any Lender requests compensation under Section 3.2 or if any Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 3.1, then such Lender shall use commercially reasonable efforts to designate a different Lending Installation for funding or booking its Revolving Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole discretion of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 3.1

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or Section 3.2, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Initial Closing. The Borrowers hereby confirm that, on or prior to the Closing Date, the Company furnished to the Agents with sufficient copies for the Lenders:

(i)	Copies of the articles or certificates of incorporation (or similar Constitutive Documents) of the Company and each Guarantor (each a “Loan Party”), together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii)	Copies, certified by the Secretary or Assistant Secretary of each Loan Party of its by-laws (or similar Constitutive Documents) and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which it is a party.

(iii)	An incumbency certificate, executed by the Secretary or Assistant Secretary of each Loan Party, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Borrowers, to request Revolving Loans hereunder, upon which certificate the Agents and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party.

(iv)	An opening compliance certificate in substantially the form of Exhibit B, signed by the chief financial officer or treasurer of the Company, showing the calculations necessary to determine compliance with this Agreement on the initial Credit Extension Date and stating that on the initial Credit Extension Date (a) no Default or Unmatured Default has occurred and is continuing, (b) all of the representations and warranties in Article V shall be true and correct in all material respects as of such date and (c) no material adverse change in the business, financial condition or operations of the Company or any of its Subsidiaries has occurred since November 30, 2001.

(v)	A certificate in form and substance satisfactory to the Administrative Agent stating that there exists no injunction or temporary restraining order which would prohibit the making of the initial Credit Extensions or any litigation seeking such an injunction or restraining order.

(vi)

A certificate of value, solvency and other appropriate factual information in form and substance reasonably satisfactory to the Administrative Agent and Arranger from the chief financial officer of the Company (on behalf of the Company and

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the Borrowers) in his or her representative capacity supporting the conclusions that as of the initial funding date the Company and its Subsidiaries on a consolidated basis are Solvent and will be Solvent subsequent to incurring the Indebtedness contemplated under the Transaction Documents, will be able to pay its debts and liabilities as they become due and will not be left with unreasonably small working capital for general corporate purposes.

(vii)	Written opinions of Kenyon W. Murphy, General Counsel of the Borrowers and each Guarantor, and Kilpatrick Stockton LLP, special counsel to the Borrowers and each Guarantor, in form and substance satisfactory to the Agents and addressed to the Lenders in substantially the form of Exhibit A-1 and Exhibit A-2 respectively.

(viii)	Any Notes requested by a Lender pursuant to Section 2.14 payable to the order of each such requesting Lender.

(ix)	Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(x)	Evidence satisfactory to the Agents that the “Existing Credit Agreement” (as defined in the Existing Credit Agreement) shall have been or shall simultaneously on the Closing Date be terminated (except for those provisions that expressly survive the termination thereof) and all loans outstanding and other amounts owed to the lenders or agents thereunder shall have been, or shall simultaneously with the initial Advance under the Existing Credit Agreement or the initial “Advance” under (and as defined in) the 3-Year Credit Agreement be, paid in full.

(xi)	Evidence satisfactory to the Agents that the 3-Year Credit Agreement shall have been duly executed by all parties thereto.

(xii)	Such other documents as any Lender or its counsel may have reasonably requested including, without limitation, each document identified on the List of Closing Documents attached hereto as Exhibit F.

4.2. Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)	There exists no Default or Unmatured Default.

(ii)	The representations and warranties contained in Article V are true and correct in all material respects as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

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Each Borrowing Notice with respect to each such Credit Extension shall constitute a representation and warranty by the Borrowers that the conditions contained in Section 4.2(i) and (ii) have been satisfied. Any lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.

4.3. Initial Advance to Each New Subsidiary Borrower. The Lenders shall not be required to make a Credit Extension hereunder to a new Subsidiary Borrower added after the Effective Date unless the Company has furnished or caused to be furnished to the Administrative Agent with sufficient copies for the Lenders:

(i)	The Assumption Letter executed and delivered by such Subsidiary Borrower and containing the written consent of the Borrowers, as contemplated by Section 2.22;

(ii)	Copies, certified by the Secretary, Assistant Secretary, Director or Authorized Officer of the Subsidiary Borrower, of its Board of Directors’ resolutions (and/or resolutions of other bodies, if any are deemed necessary by the Administrative Agent) approving the Assumption Letter;

(iii)	An incumbency certificate, executed by the Secretary, Assistant Secretary, Director or Authorized Officer of the Subsidiary Borrower, which shall identify by name and title and bear the signature of the officers of such Subsidiary Borrower authorized to sign the Assumption Letter and the other documents to be executed and delivered by such Subsidiary Borrower hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company;

(iv)	An opinion of counsel to such Subsidiary Borrower, substantially in the form of Exhibit E hereto;

(v)	Guaranty documentation from such Subsidiary Borrower in form and substance acceptable to the Administrative Agent as required pursuant to Section 6.10;

4.4. Effectiveness of this Agreement. The Lenders shall not be required to make any Credit Extensions hereunder and this Agreement shall not become effective, unless the Administrative Agent shall have received each of the following (with sufficient copies for the Lenders):

(i)	Duly executed signature pages to this Agreement from the Borrowers, the Lenders and the Administrative Agent.

(ii)	A duly exeuted consent and reaffirmation from each Guarantor of its obligations under the Guaranty.

(iii)	A written opinion of Kenyon W. Murphy, General Counsel of the Borrowers and each Guarantor and Kilpatrick Stockton LLP, special counsel to the Borrowers and each Guarantor, in form and substance reasonably satisfactory to the Agents and addressed to the Lenders.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants as follows to each Lender and the Agents as of each of (i) the Effective Date, giving effect to the consummation of the transactions contemplated by the Transaction Documents on the Effective Date, (ii) the date of the initial Credit Extension hereunder (if different from the Effective Date) and (iii) each date as required by Section 4.2:

5.1. Existence and Standing. The Company and each of its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such standing or authority could not reasonably be expected to have a Material Adverse Effect.

5.2. Authorization and Validity. The Company and each of its Subsidiaries (to the extent applicable) has the power and authority and legal right to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder, and to file the Transaction Documents which have been filed by it as required by this Agreement. The execution and delivery by the Company and any such Subsidiary of the Transaction Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Transaction Documents to which such entity is a party constitute legal, valid and binding obligations of such entity enforceable against such entity in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

5.3. No Conflict; Government Consent. Neither the execution and delivery by the Company or any of its Subsidiaries of the Transaction Documents, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or (ii) the Company’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company or a Subsidiary pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or any of its Subsidiaries, is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Transaction Documents, the borrowings under this Agreement, the payment and performance by any Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Transaction Documents.

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5.4. Financial Statements. The November 30, 2002 unaudited combined financial statements of the Company and its Subsidiaries heretofore delivered to the Arranger and the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared (except for the absence of footnotes and subject to year-end audit adjustments) and fairly present in all material respects, the combined financial condition and operations of the Company and its Subsidiaries at such date and the combined results of their operations and cash flows for the three-month period then ended.

5.5. Material Adverse Change. Since November 30, 2002, and except as disclosed on Schedule 5.5, there has been no change in the business, property, financial condition or operations of the Company and its Subsidiaries taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except (i) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles or (ii) where the failure to file such return or pay such taxes could not reasonably be expected to have a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions or otherwise question the validity of any Transaction Document. Other than any liability which could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries have any contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 (as supplemented from time to time by the Company promptly after the formation or acquisition of any new Subsidiary as permitted under this Agreement) contains an accurate list of all Subsidiaries of the Company as of the Effective Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9. Accuracy of Information. No information, schedule, exhibit or report furnished by the Company or any of its Subsidiaries to the Arranger, any Agent or Lender (including, without limitation, the Company’s Confidential Information Memorandum dated March 2002) in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

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5.10. Regulation U. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (within the meaning of Regulations U or X); and after applying the proceeds of each Advance, margin stock (as defined in Regulation U) constitutes less than twenty-five (25%) of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale or pledge, or any other restriction hereunder.

5.11. Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.12. Compliance With Laws. The Company and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.13. Ownership of Properties. On the Effective Date, the Company and its Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Company’s most recent consolidated financial statements provided to the Arranger and the Lenders as owned by the Company and its Subsidiaries, other than Property and assets disposed of in the ordinary course of business.

5.14. ERISA; Foreign Pension Matters. The sum of (a) the Unfunded Liabilities of all Plans and (b) the present value of the aggregate unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans do not in the aggregate exceed an amount equal to ten percent (10%) of the Company’s Consolidated Net Worth as reported on the most recent audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first such audited financial statements under Section 6.1(i), as reported on the Combined Balance Sheets). Each Plan and each Foreign Pension Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Company nor any other member of its Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to terminate any Plan, except to the extent that such non-compliance, Reportable Event, withdrawal or termination could not reasonably be expected to result in liability of the Company or any of its Subsidiaries individually or in the aggregate in an amount greater than ten percent (10%) of the Company’s Consolidated Net Worth as reported on the most recent audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first such audited financial statements under Section 6.1(i), as reported on the Combined Balance Sheets).

5.15. Plan Assets; Prohibited Transactions. No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the

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meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Revolving Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, except to the extent that such event or prohibited transaction could not reasonably be expected to result in liability of the Company or any of its Subsidiaries individually or in the aggregate in an amount greater than ten percent (10%) of the Company’s Consolidated Net Worth as reported on the most recent audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first such audited financial statements under Section 6.1(i), as reported on the Combined Balance Sheets).

5.16. Environmental Matters.

(a) In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.16, neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries have obtained all necessary governmental permits, licenses and approvals which are material to the operations conducted on their respective properties, including without limitation, all required permits, licenses and approvals for (i) the emission of air pollutants or contaminates, (ii) the treatment or pretreatment and discharge of waste water or storm water, (iii) the treatment, storage, disposal or generation of hazardous wastes, (iv) the withdrawal and usage of ground water or surface water, and (v) the disposal of solid wastes, except where a failure to obtain such permits, licenses and approvals would not result in a Material Adverse Effect.

5.17. Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18. Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.19. Insurance. The Property of the Company and its Subsidiaries is insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such properties and risks as is required under Section 6.6.

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5.20. Solvency. After giving effect to (i) the Credit Extensions to be made on the Effective Date or such other date as Credit Extensions requested hereunder are made, (ii) the other transactions contemplated by this Agreement and the other Transaction Documents, and (iii) the payment and accrual of all transaction costs with respect to the foregoing, the Company and its Subsidiaries taken as a whole are Solvent.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(i)	Within ninety (90) days (or such later date as may be permitted by the Securities and Exchange Commission) after the close of each of its fiscal years, an audit report certified by independent certified public accountants acceptable to the Required lenders and with such certifications to be free of exceptions and qualifications not acceptable to the Required Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, related statements of income, shareholders’ equity and cash flows.

(ii)	Within forty-five (45) days (or such later date as may be permitted by the Securities and Exchange Commission) after the close of the first three (3) quarterly periods of each of its fiscal years, for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated statements of income and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation, compliance with Agreement Accounting Principles and consistency by its chief financial officer, chief accounting officer or treasurer.

(iii)	Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer, chief accounting officer or treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)

As soon as possible and in any event within ten (10) days after the Company knows that any Reportable Event has occurred with respect to any Plan, or any material unfunded liability has arisen with respect to any Foreign Pension Plan, a statement, signed by the chief financial officer or treasurer of the Company, describing said Reportable Event or material unfunded liability and the action

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which the Company proposes to take with respect thereto, which, in any case, could reasonably be expected to give rise to liability of more than $1,000,000 on the part of the Company or any of its Subsidiaries.

(v)	As soon as possible and in any event within ten (10) days after receipt by the Company, a copy of (a) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vi)	Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

(vii)	Promptly upon the filing thereof, copies of all registration statements (other than exhibits thereto and any registration statements on Form S-8 or its equivalent) or other regular reports not otherwise provided pursuant to this Section 6.1 which the Company or any of its Subsidiaries files with the Securities and Exchange Commission.

(viii)	Upon the request of any Agent, prior to the execution thereof, draft copies of the Receivables Purchase Documents and, promptly after execution thereof, copies of such Receivables Purchase Documents and all material amendments thereto.

(ix)	Promptly upon any officer of the Company obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries, which action, suit, proceeding, investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Company’s reasonable judgment, the Company or any of its Subsidiaries to liability in an amount aggregating $25,000,000 or more, give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to the Company (without jeopardizing any attorney-client privilege by disclosure thereof) to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

(x)	Such other information (including non-financial information) as any Agent or Lender may from time to time reasonably request (except such plans and forecasts which have not been made available by the Company to its creditors).

6.2. Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, including for working capital, refinancing the Indebtedness under the Existing Credit Agreement, commercial paper liquidity

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support and Permitted Acquisitions, and to pay fees and expenses incurred in connection with this Agreement. The Borrowers shall use the proceeds of Credit Extensions in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulations T, U and X, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

6.3. Notice of Default. Within five (5) Business Days after an Authorized Officer becomes aware thereof, the Company will, and will cause each Subsidiary to, give notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as conducted by the Company or its Subsidiaries as of the Closing Date, and, except as otherwise permitted by Section 6.12, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to maintain such good standing or authority could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section shall prevent the Company and its Subsidiaries from discontinuing any line of business or liquidating, dissolving or disposing of any Subsidiary if (i) no Default or Unmatured Default is in existence or would be caused thereby and (ii) the Board of Directors of the Company determines in good faith that such termination, liquidation, dissolution or disposition is in the best interest of the Company and its Subsidiaries taken as a whole.

6.5. Taxes. The Company will, and will cause each Subsidiary to, file on a timely basis complete and correct United States federal and material foreign, state and local tax returns required by law and pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6. Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on their Property in such amounts and covering such risks as is consistent with sound business practice, and the Company will furnish to any Lender upon request full information as to the insurance carried.

6.7. Compliance with Laws; Maintenance of Plans. The Company will, and will cause each Subsidiary to, (i) comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, and (ii) establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and the Code, and the regulations and interpretations thereunder, where in the case of either (i) or (ii) above the failure to so comply could reasonably be expected to have a Material Adverse Effect.

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6.8. Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property material to the conduct of its business in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9. Inspection; Keeping of Books and Records.

(i) The Company will, and will cause each Subsidiary to, permit the Agents and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as any Agent or Lender may designate. If a Default has occurred and is continuing, the Company, upon the Administrative Agent’s request, shall turn over copies of any such records to the Administrative Agent or its representatives. Unless a Default has occurred and is then continuing, each Lender shall give the Company not less than three (3) Business Days’ prior written notice of its intent to conduct such visit or inspection. To the extent that any Lender, in the course of such visit or inspection, obtains possession of any proprietary information pertaining to the Company or any Subsidiary, such Lender shall handle such information in accordance with the requirements of Section 10.11.

(ii) The Company shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities (except that any Foreign Subsidiary may comply with local accounting principles).

6.10. Addition of Guarantors. As promptly as possible but in any event within thirty (30) days after any Domestic Subsidiary (other than any SPV) becomes a Material Subsidiary of the Company, the Company shall cause each such Material Subsidiary to deliver to the Administrative Agent a duly executed supplement to the Guaranty pursuant to which such Material Subsidiary agrees to be bound by the terms and provisions of the Guaranty; provided, that if at any time (i) the aggregate amount of the book value of assets of all Domestic Subsidiaries that are not Guarantors exceeds ten percent (10%) of the aggregate book value of the Consolidated Total Assets of the Company and its Subsidiaries, or (ii) the Consolidated Net Worth of all of all Domestic Subsidiaries that are not Guarantors exceeds ten percent (10%) of the Consolidated Net Worth of the Company and its Subsidiaries, or (iii) the assets of all Domestic Subsidiaries that are not Guarantors contributed more than ten percent (10%) of the Company’s Consolidated Net Income, in each case as reported in the most recent annual audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first of such annual audited financial statements, as reported in the Combined Balance Sheets), the Company shall cause additional Domestic Subsidiaries (other than any SPV) to become parties to the Guaranty as Guarantors thereunder to eliminate such excess.

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6.11. Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, incur or suffer to exist any Indebtedness, except:

(i)	The obligation arising under the Transaction Documents.

(ii)	Indebtedness existing on the Effective Date and described on Schedule 6.11, and Permitted Refinancing Indebtedness in respect thereof.

(iii)	Indebtedness owed (a) to the Company or any Guarantor by any Guarantor, (b) to any Subsidiary that is not a Guarantor by any other Subsidiary that is not a Guarantor, and (c) to the Company or any Guarantor by any Subsidiary that is not a Guarantor in an aggregate amount under this clause (c) not to exceed ten percent (10%) of the Company’s Consolidated Net Worth as reported on the most recent audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first such audited financial statements under Section 6.1(i), as reported on the Combined Balance Sheets).

(iv)	Receivables Facility Attributed Indebtedness in an aggregate amount not to exceed $200,000,000.

(v)	Indebtedness in an aggregate amount not to exceed $50,000,000 incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing any specific fixed asset of such Subsidiary (including without limitation Capital Leases); provided, that such Indebtedness (a) is incurred (1) at a time when no Default or Unmatured Default has occurred and is continuing or would result from such incurrence and (2) within eighteen (18) months after the acquisition or construction of such fixed asset, and (b) does not exceed 100% of the total cost of such acquisition or construction (plus interest, fees and closing costs related thereto).

(vi)	Indebtedness consisting of “Obligations” and guarantee obligations with respect to the “Obligations” under (and as defined in) the 3-Year Credit Agreement.

(vii)	Additional Indebtedness (including, without limitation, Indebtedness secured by Liens permitted under Section 6.13(xv)) in an aggregate amount not to exceed twenty-five percent (25%) of Stockholders’ Equity as of the end of the Company’s fiscal quarter most recently ended.

6.12. Consolidations and Mergers; Permitted Acquisitions.

6.12.1. Consolidations and Mergers. Each Borrower agrees that it will not, nor will the Company permit any Subsidiary to, consolidate or merge with or into any other Person, provided that if, after giving effect to any of the following, no Default will be in existence: (i) any Subsidiary may merge or consolidate with the Company if the Company is the corporation surviving such merger, (ii) any Borrower may merge or consolidate with any other Borrower, (iii) any Subsidiary which is a Guarantor may merge or consolidate with any other Subsidiary which is a Guarantor, (iv) any Subsidiary which is not a Borrower or Guarantor may merge or consolidate with any other Subsidiary which is not a Borrower or Guarantor, (v) any Subsidiary

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which is not a Borrower or a Guarantor may merge or consolidate with any other Subsidiary which is a Borrower or a Guarantor, if the Borrower or Guarantor, as the case may be, is the corporation surviving such merger, and (vi) any Borrower or Subsidiary may merge or consolidate with any other Person if (a) such Person was organized under the laws of the United States of America or one of its States, (b) either (1) such Borrower or Subsidiary is the corporation surviving such merger or (2) such Person becomes a Subsidiary as a result of such merger or consolidation and expressly assumes in writing (in form and substance reasonably acceptable to the Administrative Agent) all obligations of such Borrower or Subsidiary, as the case may be, under the Loan Documents executed by such Borrower or Subsidiary, provided, in any merger or consolidation involving a Domestic Subsidiary, the survivor shall be a Domestic Subsidiary, and in any merger or consolidation involving a Foreign Subsidiary, the survivor shall be a Foreign Subsidiary, and (c) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

6.12.2. Permitted Acquisitions. Each Borrower agrees that it will not, nor will the Company permit any Subsidiary to, make any Acquisitions other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (which approval shall not be unreasonably withheld or delayed) (each such Acquisition constituting a “Permitted Acquisition”):

(i)	as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.10 shall be true both before and after giving effect to such Acquisition;

(ii)	such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;

(iii)	the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Company and its Subsidiaries are engaged on the Effective Date;

(iv)	as of the date of the consummation of such Acquisition, (x) all material governmental and corporate approvals required in connection therewith shall have been obtained and (y) the Company shall be in compliance with Section 6.10;

(v)	the Purchase Price for each such Acquisition (other than any Acquisition otherwise approved by the Required Lenders) together with the Purchase Price of all other Permitted Acquisitions (other than any Permitted Acquisition otherwise approved by the Required Lenders) shall not exceed an amount equal to $50,000,000 during any period of twelve consecutive months; and

(vi)	with respect to each Permitted Acquisition with respect to which the Purchase Price shall be greater than $25,000,000, not less than ten (10) days prior to the

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consummation of such Permitted Acquisition, the Company shall have delivered to the Administrative Agent a pro forma consolidated balance sheet, income statement and cash flow statement of the Company and its Subsidiaries (the “Acquisition Pro Forma”), based on the Company’s most recent financial statements delivered pursuant to Section 6.1(i) and using historical financial statements for the acquired entity provided by the seller(s) or which shall be complete and shall fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company and its Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such Permitted Acquisition and the funding of all Credit Extensions in connection therewith, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, the Company would have been in compliance with the financial covenants set forth in Section 6.18 for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1(iii) prior to the consummation of such Permitted Acquisition (giving effect to such Permitted Acquisition and all Credit Extensions funded in connection therewith as if made on the first day of such period).

6.13. Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

(i)	Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(ii)	Liens imposed by law, such as landlords’, wage earners’, carriers’, warehousemen’s and mechanics’ liens and other similar liens, arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(iii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of tenders, statutory obligations, surety or appeal bonds, bids, leases, government contracts and other similar obligations (provided that such Liens do not secure any Indebtedness).

(iv)	Utility easements, building restrictions, zoning ordinances and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.

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(v)	Liens existing on the Effective Date and described on Schedule 6.13.

(vi)	Liens, if any, securing (a) the Revolving Loans and other Obligations hereunder and/or (b) the “Loans” and other “Obligations” under (and as defined in) the 3-Year Credit Agreement.

(vii)	Liens arising under the Receivables Purchase Documents.

(viii)	Liens existing on any specific fixed asset of any Subsidiary of the Company at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event.

(ix)	Liens on any specific fixed asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion or construction thereof.

(x)	Liens existing on any specific fixed asset of any Subsidiary of the Company at the time such Subsidiary is merged or consolidated with or into the Company or any Subsidiary and not created in contemplation of such event.

(xi)	Liens existing on any specific fixed asset prior to the acquisition thereof by the Company or any Subsidiary and not created in contemplation thereof.

(xii)	Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clause (v) or clauses (vii) through (xi); provided that (a) such Indebtedness is not secured by any additional assets, and (b) the amount of such Indebtedness secured by any such Lien is not increased.

(xiii)	Inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of Plans from time to time in effect.

(xiv)	Liens securing intercompany Indebtedness owing by (a) any Guarantor to the Company or any other Guarantor and (b) any Subsidiary that is not a Guarantor to the Company or any Wholly-Owned Subsidiary of the Company.

(xv)	Liens not otherwise permitted under this Section 6.13 securing Indebtedness in an aggregate principal amount at any time outstanding, together with the amount of Indebtedness permitted under Section 6.11(vi) (but without duplication), does not exceed twenty-five percent (25%) of Stockholders’ Equity as of the end of the Company’s fiscal quarter most recently ended.

6.14. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Company or any Subsidiary of the Company) except in the ordinary course of business and

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pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arm’s-length transaction, other than Permitted Receivables Transfers.

6.15. Financial Contracts. The Company shall not and shall not permit any of its consolidated Subsidiaries to enter into any Financial Contract, other than Financial Contracts pursuant to which the Company or such Subsidiary hedged its actual or anticipated interest rate, foreign currency or commodity exposure existing or anticipated at the time thereof.

6.16. ERISA. Except to the extent that such act, or failure to act would not result singly, or in the aggregate, after taking into account all other such acts or failures to act, in a liability of the Company or any of its Subsidiaries which could reasonably be expected to exceed ten percent (10%) of the Company’s Consolidated Net Worth as reported on the most recent audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first such audited financial statements under Section 6.1(i), as reported on the Combined Balance Sheets), the Company shall not (i) engage, or permit any Controlled Group member to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL; (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code); (iii) fail, or permit any member of its Controlled Group to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency of any Plan; (iv) terminate, or permit any member of its Controlled Group to terminate, any Plan which would result in any liability of the Company or any member of its Controlled Group under Title IV of ERISA; (v) fail to make any contribution or payment to any Multiemployer Plan which the Company or any member of its Controlled Group may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (vi) fail, or permit any member of its Controlled Group to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; (vii) amend, or permit any member of its Controlled Group to amend, a Plan resulting in an increase in current liability for the plan year such that the Company or any member of its Controlled Group is required to provide security to such Plan under Section 401(a)(29) of the Code.

6.17. Environmental Compliance. The Company will not become, or permit any Subsidiary to become, subject to any liabilities or costs which could reasonably be expected to have a Material Adverse Effect arising out of or related to (i) the release or threatened release at any location of any contaminant into the environment, or any remedial action in response thereto, or (ii) any violation of any environmental, health or safety requirements of law (including, without limitation, any Environmental Laws).

6.18. Financial Covenants.

6.18.1. Maximum Leverage Ratio. The Company shall not permit the ratio (the “Leverage Ratio”) of (i) Indebtedness For Borrowed Money of the Company and its consolidated Subsidiaries to (ii) EBITDA to be greater than (a) 3.50 to 1.00 as of February 28, 2003, (b) 3.50 to 1.00 as of each of May 31, 2003 and August 31, 2003, (c) 3.25 to 1.00 as of

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each of November 30, 2003 and February 29, 2004 and (d) 3.00 to 1.00 as of the end of each fiscal quarter thereafter. The Leverage Ratio shall be calculated as of the last day of each fiscal quarter based upon (1) for Indebtedness For Borrowed Money, as of the last day of each such fiscal quarter; and (2) for EBITDA, the actual amount for the four-quarter period ending on such day, and shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Company’s reasonable judgement and satisfactory to the Administrative Agent and as reported to the Administrative Agent.

6.18.2. Minimum Interest Expense Coverage Ratio. The Company shall maintain a ratio (the “Interest Expense Coverage Ratio”) of (i) EBIT to (ii) Interest Expense for the applicable period of at least 2.50 to 1.00 as of the end of each fiscal quarter ending on or after February 28, 2003. The Interest Expense Coverage Ratio shall be calculated as of the last day of each fiscal quarter for the actual amount of EBIT and Interest Expense for the four-quarter period ending on such day, and shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Company’s reasonable judgement and satisfactory to the Administrative Agent.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Breach of Representations or Warranties. Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Agents under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

7.2. Failure to Make Payments When Due. Nonpayment of (i) principal of any Revolving Loan when due, or (ii) interest upon any Revolving Loan or any Facility Fee, Utilization Fee or other Obligations under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

7.3. Breach of Covenants. The breach by any Borrower of any of the terms or provisions of Section 6.1(iii), Sections 6.2 through 6.4, (with respect to the Company’s or any of its Subsidiaries’ existence), Section 6.9(i), Sections 6.11 through 6.13 or Section 6.18.

7.4. Other Breaches. The breach by any Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after the earlier to occur of (i) written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender or (ii) an Authorized Officer otherwise becomes aware of any such breach; provided, however, that such cure period for such breach (other than a breach of the terms or provisions of Section 6.10) shall be extended for a period of

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time, not to exceed an additional thirty (30) days, reasonably sufficient to permit such Borrower to cure such failure if such failure cannot be cured within the initial 30-day period but reasonably could be expected to be capable of cure within such additional thirty (30) days, such Borrower has commenced efforts to cure such failure during the initial 30-day period and such Borrower is diligently pursuing such cure.

7.5. Default as to Other Indebtedness.

(i) Failure of the Company or any of its Subsidiaries to pay when due (whether at stated maturity, by acceleration or otherwise) (a) any Indebtedness under the 3-Year Credit Agreement (after giving effect to any applicable grace periods) or (b) any other Indebtedness which, individually or in the aggregate exceeds $25,000,000 (or the equivalent in currencies other than Dollars) (such Indebtedness under the 3-Year Credit Agreement and such other Indebtedness being referred to as “Material Indebtedness”); or

(ii) Any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or

(iii) The Company or any of its Material Subsidiaries shall fail to pay, or shall admit in writing its inability to pay, its debts generally as they become due; or

(iv) The default by the Company or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause such Material Indebtedness to become due prior to its stated maturity.

7.6. Voluntary Bankruptcy; Appointment of Receiver; Etc. The Company or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief with respect to it under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Involuntary Bankruptcy; Appointment of Receiver; Etc. Without the application, approval or consent of the Company or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section

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7.6(iv) shall be instituted against the Company or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.8. Judgments. The Company or any of its Subsidiaries shall fail within thirty (30) days after the final entry thereof to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money (except to the extent covered by independent third-party insurance as to which the insurer has not disclaimed coverage) in the aggregate in excess of ten percent (10%) of the Company’s Consolidated Net Worth as reported in the most recent annual audited financial statements delivered to the Lenders pursuant to Section 6.1(i), or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.9. Unfunded Liabilities. The sum of (a) the Unfunded Liabilities of all Plans and (b) the present value of the aggregate unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans exceeds in the aggregate an amount equal to ten percent (10%) of the Company’s Consolidated Net Worth as reported on the most recent audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first such audited financial statements under Section 6.1(i), as reported on the Combined Balance Sheets), or any Reportable Event shall occur in connection with any Plan if the liability of the Company or any of its Subsidiaries resulting from such Reportable Event exceeds in the aggregate an amount equal to ten percent (10%) of the Company’s Consolidated Net Worth as reported on the most recent audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first such audited financial statements under Section 6.1(i), as reported on the Combined Balance Sheets).

7.10. Other ERISA Liabilities. The Company or any other member of its Controlled Group has incurred withdrawal liability or become obligated to make contributions to a Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company or any other member of its Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds ten percent (10%) of the Company’s Consolidated Net Worth as reported in the most recent annual audited financial statements delivered to the Lenders pursuant to Section 6.1(i) or requires payments per annum exceeding ten percent (10%) of the Company’s Consolidated Net Worth as reported in the most recent annual audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery to the Lenders of the first such financial statements, as reported on the Combined Balance Sheets).

7.11. Environmental Matters. The Company or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Company, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

7.12. Change in Control. Any Change in Control shall occur.

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7.13. Receivables Purchase Document Events. Other than at the request of an Affiliate of the Company party thereto (as permitted thereunder), an event shall occur which (i) permits the investors in a Receivables Purchase Facility to require amortization or liquidation of the facility or (ii) results in the termination of reinvestment or re-advancing of collections or proceeds of Receivables and Related Security shall occur under the Receivables Purchase Documents, and, in the case of an event described in clause (i) or clause (ii), the Company or any Subsidiary thereof (other than any SPV) has liability in excess of ten percent (10%) of the Company’s Consolidated Net Worth as reported on the most recent audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first such audited financial statements under Section 6.1(i), as reported on the Combined Balance Sheets).

7.14. Guarantor Revocation. Any guarantor of the Obligations shall deny, disaffirm, terminate or revoke any of its obligations under the applicable Guaranty (except in accordance with Section 11.15 hereof) or breach any of the material terms of such Guaranty.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration.

(i) If any Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Lenders to make Revolving Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Revolving Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive.

(ii) If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Revolving Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

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(i)	Extend the final maturity of any Revolving Loan to a date after the Revolving Loan Termination Date or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon (other than (i) a waiver of the application of the default rate of interest pursuant to Section 2.12 hereof and (ii) extensions of the Revolving Loan Termination Date pursuant to Section 2.23).

(ii)	Change the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or otherwise amend the definitions of “Required Lenders” or “Pro Rata Share”.

(iii)	Extend the Revolving Loan Termination Date or the Commitment Termination Date, or increase the amount or otherwise extend the term of the Commitment of any Lender hereunder (other than as expressly permitted by the terms of Section 2.23).

(iv)	Permit any Borrower to assign its rights or obligations under this Agreement.

(v)	Other than pursuant to a transaction permitted by the terms of this Agreement, release any guarantor of the Obligations or any substantial portion of the collateral, if any, securing the Obligations.

(vi)	Amend this Section 8.2.

(vii)	No amendment of any provision of this Agreement relating to any Agent shall be effective without the written consent of such Agent. The Administrative Agent may waive payment of the fee required under Section 13.3.2 without obtaining the consent of any other party to this Agreement.

8.3. Preservation of Rights. No delay or omission of the Lenders or Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrowers to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents and the Lenders until all of the Obligations have been paid in full.

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ARTICLE IX

JOINT AND SEVERAL OBLIGATIONS

9.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally, directly and primarily liable to the Administrative Agent and the Lenders for payment, performance and satisfaction in full of the Obligations and that such liability is independent of the duties, obligations, and liabilities of the other Borrowers. The Administrative Agent and the Lenders may jointly bring a separate action or actions on each, any, or all of the Obligations against any Borrower, whether action is brought against the other Borrowers or whether the other Borrowers are joined in such action. In the event that any Borrower fails to make any payment of any Obligations on or before the due date thereof, the other Borrowers immediately shall cause such payment to be made or each of such Obligations to be performed, kept, observed, or fulfilled.

9.2. Primary Obligation; Waiver of Marshalling. This Agreement and the Loan Documents to which Borrowers are a party are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to this Agreement or the Loan Documents to which Borrowers are a party. Each Borrower agrees that its liability under this Agreement and the Loan Documents to which it is a party shall be immediate and shall not be contingent upon the exercise or enforcement by the Administrative Agent and the Lenders of whatever remedies they may have against the other Borrowers. Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets of any Borrower against or in payment of any or all of the Obligations.

9.3. Financial Condition of Borrowers. Each Borrower acknowledges that it is presently informed as to the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that it will continue to keep informed as to the financial condition of the other Borrowers, the status of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Absent a written request from any Borrower to the Administrative Agent and the Lenders for information, each Borrower hereby waives any and all rights it may have to require the Administrative Agent and the Lenders to disclose to such Borrower any information which the Administrative Agent and the Lenders may now or hereafter acquire concerning the condition or circumstances of the other Borrowers.

9.4. Continuing Liability. Subject to the provisions of Section 2.22, the liability of each Borrower under this Agreement and the Loan Documents to which such Borrower is a party includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Borrower hereby waives any right to revoke its liability under this Agreement and Loan Documents as to future indebtedness.

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9.5. Additional Waivers. Each Borrower absolutely, unconditionally, knowingly, and expressly waives (a) notice of acceptance hereof; (b) notice of any Revolving Loans or other financial accommodations made or extended under this Agreement and the Loan Documents to which Borrowers are a party or the creation or existence of any Obligations; (c) notice of the amount of the Obligations, subject, however, to each Borrower’s right to make inquiry of the Administrative Agent and the Lenders to ascertain the amount of the Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of the other Borrowers or of any other fact that might increase such Borrower’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents to which Borrowers are a party; (f) notice of any Default or Unmatured Default; (g) all other notices (except, in each case, if such notice is specifically required to be given to any Borrower hereunder or under the Loan Documents to which Borrowers are a party and demands to which such Borrower might otherwise be entitled); (h) any right of subrogation such Borrower has or may have as against the other Borrowers with respect to the Obligations; (i) any right to proceed against the other Borrowers or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations; and (j) any right to proceed or seek recourse against or with respect to any property or asset of the other Borrowers.

9.6. Settlements or Releases. Each Borrower consents and agrees that, without notice to or by such Borrower, and without affecting or impairing the liability of such Borrower hereunder, the Administrative Agent and the Lenders may, by action or inaction (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce this Agreement and the Loan Documents, or any part thereof, with respect to the other Borrowers or any Guarantor; (ii) release the other Borrowers or any Guarantor or grant other indulgences to the other Borrowers or any Guarantor in respect thereof; or (iii) release or substitute any Guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security, if any, for the Obligations or any other guaranty of the Obligations, or any portion thereof.

9.7. No Election. The Administrative Agent and the Lenders shall have the right to seek recourse against each Borrower to the fullest extent provided for herein, and no election by the Administrative Agent and the Lenders to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the Administrative Agent’s or any Lenders’ right to proceed in any other form of action or proceeding or against other parties unless the Administrative Agent and the Lenders have expressly waived such right in writing.

9.8. Joint Loan Account. At the request of Borrowers to facilitate and expedite the administration and accounting processes and procedures of the Revolving Loans, the Administrative Agent and the Lenders have agreed, in lieu of maintaining separate loan accounts on the Administrative Agent’s and the Lenders’ books in the name of each of the Borrowers, that the Administrative Agent and the Lenders may maintain a single loan account under the name of all of the Borrowers (the “Joint Loan Account”). All Revolving Loans shall be charged to the Joint Loan Account, together with all interest and other charges as permitted under and pursuant to this Agreement. The Joint Loan Account shall be credited with all repayments of Obligations

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received by the Administrative Agent and the Lenders, on behalf of Borrowers, from any Borrower pursuant to the terms of this Agreement.

9.9. Apportionment of Proceeds of Loans. Each Borrower expressly agrees and acknowledges that the Administrative Agent and the Lenders shall have no responsibility to inquire into the correctness of the apportionment or allocation of or any disposition by any of Borrowers of (a) the Revolving Loans or any other Obligation, or (b) any of the expenses and other items charged to the Joint Loan Account pursuant to this Agreement. The Revolving Loans and the other Obligations and such expenses and other items shall be made for the collective, joint, and several account of Borrowers and shall be charged to the Joint Loan Account.

9.10. The Administrative Agent and Lenders Held Harmless. Each Borrower agrees and acknowledges that the administration of this Agreement on a combined basis, as set forth herein, is being done as an accommodation to the Borrowers and at their request, and that the Administrative Agent and the Lenders shall incur no liability to any Borrower as a result thereof. To induce the Administrative Agent and the Lenders to do so, and in consideration thereof, each Borrower hereby agrees to indemnify and hold the Administrative Agent and the Lenders harmless from and against any and all liability, expense, loss, damage, claim of damage, or injury, made against the Administrative Agent and the Lenders by Borrowers or by any other Person, arising from or incurred by reason of such administration of the Agreement on a combined basis, except to the extent such liability, expense, loss, damage, claim of damage, or injury solely arises from the gross negligence or willful misconduct or breach of the obligations under the Loan Documents of the Administrative Agent and the Lenders, as applicable.

9.11. Borrowers’ Integrated Operations. Each Borrower represents and warrants to the Administrative Agent and the Lenders that the collective administration of the Revolving Loans is being undertaken by the Administrative Agent and the Lenders pursuant to this Agreement because Borrowers are integrated in their operation and administration and require financing on a basis permitting the availability of credit from time to time to the Borrowers. Each Borrower will derive benefit, directly and indirectly, from such collective administration and credit availability because the successful operation of each Borrower is enhanced by the continued successful performance of the integrated group.

ARTICLE X

GENERAL PROVISIONS

10.1. Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

10.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

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10.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agents and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Agents and the Lenders relating to the subject matter thereof other than the fee letter described in Section 11.13.

10.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agents are authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10, 10.11, and 10.13 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

10.6. Expenses; Indemnification.

(i) The Borrowers shall reimburse the Administrative Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals for the Administrative Agent and Arranger, which attorneys and paralegals may or may not be employees of the Administrative Agent or the Arranger, and expenses of and fees for other advisors and professionals engaged by the Administrative Agent or the Arranger) paid or incurred by the Administrative Agent or the Arranger in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, administration and collection of the Loan Documents. The Borrowers also agree to reimburse the Agents, the Arranger and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals for the Agents, the Arranger and the Lenders, which attorneys and paralegals may be employees of the Agents, the Arranger or the Lenders) paid or incurred by the Agents, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Notwithstanding anything herein or in any other Loan Document to the contrary, any and all provisions in this Agreement or in any other Loan Document that obligates the Company or any of its Subsidiaries to pay the attorney’s fees or expenses of another Person shall be deemed to obligate the Company or such Subsidiary (as the case may be) to pay the actual and reasonable attorney’s fees and expenses of such Person and such fees and expenses shall be calculated without giving effect to any statutory presumptions as to the reasonableness or the amount thereof that may apply under applicable law.

(ii) The Borrowers hereby further agree to indemnify the Agents, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all

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losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agents, the Arranger, any Lender or any affiliate is a party thereto, and all reasonable attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals of the party seeking indemnification, which attorneys and paralegals may or may not be employees of such party seeking indemnification) which any of them may pay or incur arising out of or relating to this Agreement, the other Transaction Documents, the Spin-Off Transactions or any other transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, except to the extent that they are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification or by reason of such indemnified party’s breach of its obligations under the Loan Documents, or are the result of claims of any Lender against other Lenders or against the Administrative Agent not attributable to the Company’s or any of its Subsidiary’s actions and for which the Company and its Subsidiaries otherwise have no liability. The obligations of the Borrowers under this Section 10.6 shall survive the termination of this Agreement.

10.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders, to the extent that the Administrative Agent deems necessary.

10.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Company or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably mutually satisfactory to the Company, the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.

10.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

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10.10. Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders and the Agents on the other hand shall be solely that of borrower and lender. None of the Agents, the Arranger or any Lender shall have any fiduciary responsibilities to the Borrowers. None of the Agents, the Arranger or any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of any Borrower’s business or operations. The Borrowers agree that none of the Agents, the Arranger or any Lender shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by the Borrowers in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct or breach of the obligations under the Loan Documents of the party from which recovery is sought. None of the Agents, the Arranger or any Lender shall have any liability with respect to, and the Borrowers hereby waive, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrowers in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

10.11. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from any Borrower pursuant to this Agreement in confidence, except for disclosure to the following Persons for the following purposes (and under the terms of confidence that are substantially the same as this Section in the case of any disclosure covered by clause (i), (ii), (vi) or (vii) below): (i) to other Lenders and their respective Affiliates in connection with the transactions contemplated by this Agreement, (ii) to legal counsel, accountants, and other professional advisors to such Lender in connection with the transactions contemplated by this Agreement or to a Transferee or prospective Transferee in connection with the transactions contemplated by this Agreement, (iii) to regulatory officials as required by applicable law as determined by such Lender (which determination shall be conclusive and binding on all parties hereto), (iv) to any Person as required by law, regulation, or legal process as determined by such Lender (which determination shall be conclusive and binding on all parties hereto), (v) to any Person to the extent required in any legal proceeding to which such Lender is a party as determined by such Lender (which determination shall be conclusive and binding on all parties hereto), (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements relating to the Revolving Loans or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 13.4. Notwithstanding anything herein to the contrary, confidential information shall not include, and each Lender (and each employee, representative or other agent of any Lender) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

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10.12. Lenders Not Utilizing Plan Assets. None of the consideration used by any of the Lenders or Designated Lenders to make its Credit Extensions constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of each of the Lenders and Designated Lenders in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

10.13. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

10.14. Disclosure. The Borrowers and each Lender hereby acknowledge and agree that Bank One and/or its respective Affiliates and certain of the other Lenders and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and its Affiliates.

10.15. Subordination of Intercompany Indebtedness. The Borrowers agree that any and all claims of any Borrower against any Guarantor with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Default is continuing the Borrowers may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness to the extent otherwise permitted under this Agreement. Notwithstanding any right of any Borrower to ask, demand, sue for, take or receive any payment from any Guarantor, all rights, liens and security interests of the Borrowers, whether now or hereafter arising and howsoever existing, in any assets of any Guarantor (whether constituting part of any collateral given to any Agent or any Lender to secure payment of all or any part of the Obligations or otherwise) shall be and are subordinated to the rights of the Agents and the Lenders in those assets. No Borrower shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to all of the Loan Documents have been terminated. If all or any part of the assets of any Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Guarantor is dissolved or if substantially all of the assets of any Guarantor are sold (other than in an transaction permitted under this Agreement), then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Guarantor to any Borrower (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Obligations, due or to become due, until such Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by any Borrower upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Obligations (other than contingent

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indemnity obligations) and the termination of all financing arrangements pursuant to all of the Loan Documents, such Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Agents and the Lenders and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Agents and the Lenders, in precisely the form received (except for the endorsement or assignment of such Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Borrower as the property of the Agents and the Lenders. If any Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Borrower agrees that until the Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrowers and the Agents and the Lenders have been terminated, no Borrower will assign or transfer to any Person (other than the Administrative Agent or any other transferee that agrees to be bound by the terms of this Agreement in writing (in form and substance acceptable to the Administrative Agent)) any claim any Borrower has or may have against any Guarantor.

10.16. No Novation. It is the intent of the parties hereto that this Agreement (i) shall re-evidence, in part, the Borrowers’ indebtedness under the Existing Credit Agreement, (ii) is entered into in substitution for, and not in payment of, the obligations of the Borrowers under the Existing Credit Agreement, and (iii) is in no way intended to constitute a novation of any of the Borrowers’ indebtedness which was evidenced by the Existing Credit Agreement or any of the other Loan Documents.

ARTICLE XI

THE AGENTS

11.1. Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Wachovia Bank, National Association is hereby appointed by each of the Lenders as the Syndication Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Syndication Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Each Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Administrative Agent” or “Syndication Agent”, it is expressly understood and agreed that no Agent shall have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that each Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In their capacities as the Lenders’ contractual representative, the Agents (i) do not hereby assume any fiduciary duties to any of the Lenders, (ii) are “representatives” of the Lenders within the meaning of Section 9-102 of the Uniform Commercial Code and (iii) are acting as independent contractors, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to

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assert no claim against any Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

11.2. Powers. Each Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to such Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agents shall have no implied duties or fiduciary duties to the Lenders or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Loan Documents to be taken by the applicable Agents.

11.3. General Immunity. No Agent or any of its respective directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

11.4. No Responsibility for Loans, Recitals, etc. No Agent or any of its respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agents or any of them; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrowers or any guarantor of any of the Obligations or of any of the Company’s or any such guarantor’s respective Subsidiaries. The Agents shall have no duty to disclose to the Lenders information that is not required to be furnished by any Borrower to any Agent at such time, but is voluntarily furnished by any Borrower to such Agent (either in its capacity as an Agent or in its individual capacity).

11.5. Action on Instructions of Lenders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agents shall be under no duty to take any discretionary action permitted to be taken by any of them pursuant to the provisions of this Agreement or any other Loan Document unless they shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such). Each Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

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11.6. Employment of Agents and Counsel. Any Agent may execute any of its respective duties as an Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each Agent shall be entitled to advice of counsel concerning the contractual arrangement between such Agent and the Lenders and all matters pertaining to such Agent’s duties hereunder and under any other Loan Document.

11.7. Reliance on Documents; Counsel. Each Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by such Agent, which counsel may be employees of such Agent.

11.8. Agents’ Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify each Agent ratably in proportion to the Lenders’ Pro Rata Shares of Aggregate Commitment (or, after the Commitment Termination Date, of the Aggregate Outstanding Credit Exposure) (i) for any amounts not reimbursed by the Borrowers for which such Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by such Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, but not limited to, for any expenses incurred by such Agent in connection with any dispute between such Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against such Agent in connection with any dispute between such Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment in a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 11.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

11.9. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless such Agent has received written notice from a Lender or the Borrowers referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, such Agent shall give prompt notice thereof to the Lenders.

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11.10. Rights as a Lender. In the event any Agent is a Lender, such Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Credit Extensions as any Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, at any time when any Agent is a Lender, unless the context otherwise indicates, include such Agent in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person.

11.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Arranger or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

11.12. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five (45) days after the retiring Agent gives notice of its intention to resign. Any Agent may be removed at any time with or without cause by written notice received by such Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Agent. Notwithstanding the previous sentence, any Agent may at any time, without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as its successor Agent hereunder. If an Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of such Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender if there is no Administrative Agent and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of an Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article XI shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties

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and obligations to an Affiliate pursuant to this Section 11.12, then (a) the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent and (b) the references to “Bank One” in the definitions of “Eurodollar Base Rate” and “Prime Rate” and in the last sentence of Section 2.13 shall be deemed to be a reference to such successor Administrative Agent in its individual capacity.

11.13. Agent and Arranger Fees. The Company agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Company, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated on or about March 17, 2003 or as otherwise agreed from time to time.

11.14. Delegation to Affiliates. The Borrowers and the Lenders agree that any Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the applicable Agent is entitled under Articles IX and X.

11.15. Release of Guarantors. Upon the liquidation or dissolution of any Guarantor, or the sale of all of the Capital Stock of any Guarantor owned by the Company and its Subsidiaries, in each case which does not violate the terms of any Loan Document or is consented to in writing by the Required Lenders or all of the Lenders, as applicable, such Guarantor shall be automatically released from all obligations under the Guaranty and any other Loan Documents to which it is a party (other than contingent indemnity obligations), and upon at least five (5) Business Days’ prior written request by the Company, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the applicable Guarantor from its obligations under the Guaranty and such other Loan Documents; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Guarantor without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations of the Borrowers, any other Guarantor’s obligations under the Guaranty, or, if applicable, any obligations of the Company or any Subsidiary in respect of the proceeds of any such sale retained by the Company or any Subsidiary.

ARTICLE XII

SETOFF; RATABLE PAYMENTS

12.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or (to the extent permitted by applicable law) any Affiliate of any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

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12.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a participation in the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1. Successors and Assigns; Designated Lenders.

13.1.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Agents and the Lenders and their respective successors and assigns, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders, and any such assignment in violation of this Section 13.1.1 shall be null and void, and (ii) any assignment by any Lender must be made in compliance with Section 13.3. The parties to this Agreement acknowledge that clause (ii) of this Section 13.1.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Administrative Agent may treat the Person which made any Revolving Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Revolving Loan or which holds any Note to direct payments relating to such Revolving Loan or Note to another Person. Any assignee of the rights to any Revolving Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Revolving Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Revolving Loan.

13.1.2. Designated Lenders.

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(i) Subject to the terms and conditions set forth in this Section 13.1.2, any Lender may from time to time elect to designate an Eligible Designee to provide all or any part of the Revolving Loans to be made by such Lender pursuant to this Agreement; provided that the designation of an Eligible Designee by any Lender for purposes of this Section 13.1.2 shall be subject to the approval of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Upon the execution by the parties to each such designation of an agreement in the form of Exhibit G hereto (a “Designation Agreement”) and the acceptance thereof by the Administrative Agent, the Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit the Designated Lender to provide all or a portion of the Revolving Loans to be made by the Designating Lender pursuant to the terms of this Agreement and the making of the Revolving Loans or portion thereof shall satisfy the obligations of the Designating Lender to the same extent, and as if, such Revolving Loan was made by the Designating Lender. As to any Revolving Loan made by it, each Designated Lender shall have all the rights a Lender making such Revolving Loan would have under this Agreement and otherwise; provided, (x) that all voting rights under this Agreement shall be exercised solely by the Designating Lender, (y) each Designating Lender shall remain solely responsible to the other parties hereto for its obligations under this Agreement, including the obligations of a Lender in respect of Revolving Loans made by its Designated Lender and (z) no Designated Lender shall be entitled to reimbursement under Article III hereof for any amount which would exceed the amount that would have been payable by any Borrower to the Lender from which the Designated Lender obtained any interests hereunder. No additional Notes shall be required with respect to Revolving Loans provided by a Designated Lender; provided, however, to the extent any Designated Lender shall advance funds, the Designating Lender shall be deemed to hold the Notes in its possession as an agent for such Designated Lender to the extent of the Revolving Loan funded by such Designated Lender. Such Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and communications hereunder. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrowers nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may (1) with notice to, but without the consent of the Borrowers or the Administrative Agent, assign all or portions of its interests in any Revolving Loans to its Designating Lender or to any financial institution consented to by the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender and (2) subject to advising any such Person that such information is to be treated as confidential in accordance with such Person’s customary practices for dealing with confidential, non-public information, disclose on a confidential basis any non-public information relating to its Revolving Loans to any rating agency, commercial paper dealer or provider of any guarantee, surety or credit or liquidity enhancement to such Designated Lender.

(ii) Each party to this Agreement hereby agrees that it shall not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law for one year and a day after the payment in full of all outstanding senior indebtedness of any Designated Lender; provided that the Designating Lender for each Designated Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute

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any such proceeding against such Designated Lender. This Section 13.1.2 shall survive the termination of this Agreement.

13.2. Participations.

13.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest if such amendment, modification or waiver would otherwise require the consent of all the Lenders under Section 8.2.

13.2.3. Benefit of Setoff. The Borrowers agree that, to the maximum extent permitted by applicable law, each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.

13.3. Assignments.

13.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). The consent of the Company and the Administrative Agent shall be required prior to an Assignment Agreement becoming effective with respect to a Purchaser which is not a Lender, an Affiliate thereof or a Designated Lender, provided, however, that if a Default has occurred and is continuing, the consent of the Company shall not be required. Such consent shall

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not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender, an Affiliate thereof or a Designated Lender shall (unless each of the Company and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 and integral multiples of $1,000,000 in excess thereof or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment), or, if the Commitment Termination Date has occurred, the remaining amount of the assigning Lender’s Outstanding Credit Exposure.

13.3.2. Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Section 13.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by any Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.2, the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Revolving Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments (or, if the Commitment Termination Date has occurred, their respective Outstanding Credit Exposure), as adjusted pursuant to such assignment.

13.3.3. The Register. Notwithstanding anything to the contrary in this Agreement, the Borrowers hereby designate the Administrative Agent, and the Administrative Agent, hereby accepts such designation, to serve as the Borrowers’ contractual representative solely for purposes of this Section 13.3.3. In this connection, the Administrative Agent shall maintain at its address referred to in Section 14.1 a copy of each Assignment Agreement delivered to and accepted by it pursuant to this Section 13.3.3 and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, principal amount of and interest on the Revolving Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company and each of its Subsidiaries, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

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13.4. Dissemination of Information. The Borrowers authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries, including without limitation any information contained in any reports or other information delivered by any Borrower pursuant to Section 6.1; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.

13.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIV

NOTICES

14.1. Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the initial Borrowers, the Agents or any Lender party hereto as of the Effective Date, at its respective address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender that becomes a party hereto pursuant to Section 13.3, at its address or facsimile number set forth in the applicable Assignment Agreement or, if none is provided therein, in its administrative questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by United States mail, 72 hours after such communication is deposited in such mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received. For all purposes under this Agreement and the other Loan Documents, (A) notice to the Administrative Agent from any Borrower shall not be deemed to be effective until actually received by the Administrative Agent, and (B) delivery of any notice to the Company shall be deemed to have been delivered to the Borrowers.

14.2. Change of Address. The Borrowers, the Agents and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

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ARTICLE XV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the initial Borrowers, the Agents and the Lenders and each party has notified the Agents by facsimile transmission or telephone that it has taken such action.

ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

16.2. CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENTS OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE AGENTS OR ANY LENDER OR ANY AFFILIATE OF THE AGENTS OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS OR THE CITY IN WHICH THE PRINCIPAL OFFICE OF SUCH AGENT, LENDER OR AFFILIATE, AS THE CASE MAY BE, IS LOCATED.

16.3. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWERS, THE AGENTS AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the initial Borrowers, the Lenders and the Agents have executed this Agreement as of the date first above written.

ACUITY BRANDS, INC., as a Borrower

By:	/s/ VERNON J. NAGEL
Name:	Vernon J. Nagel
Title:	Executive Vice President and CFO

Acuity Brands, Inc.
1170 Peachtree Street NE, Suite 2400
Atlanta, Georgia 30309
Attention: Mr. Dan Smith
Phone: 404-853-1423
Fax: 404-853-1430
E-mail: dan.smith@acuitybrands.com

with a copy to:

Acuity Brands, Inc.
1170 Peachtree Street NE, Suite 2400
Atlanta, Georgia 30309
Attention: Mr. Ken Murphy
Phone: 404-853-1440
Fax: 404-853-1415
E-mail: ken.murphy@acuitybrands.com

SIGNATURE PAGE TO AMENDED AND RESTATED 364-DAY REVOLVING CREDIT AGREEMENT

SIDLEY AUSTIN BROWN & WOOD

ACUITY LIGHTING GROUP, INC., as a Borrower

By:	/s/ VERNON J. NAGEL
Name:	Vernon J. Nagel
Title:	Executive Vice President and CFO

Acuity Lighting Group, Inc.
1170 Peachtree Street NE, Suite 2400
Atlanta, Georgia 30309
Attention: Mr. Dan Smith
Phone: 404-853-1423
Fax: 404-853-1430
E-mail: dan.smith@acuitybrands.com

with a copy to:

Acuity Brands, Inc.
1170 Peachtree Street NE, Suite 2400
Atlanta, Georgia 30309
Attention: Mr. Ken Murphy
Phone: 404-853-1440
Fax: 404-853-1415
E-mail: ken.murphy@acuitybrands.com

SIGNATURE PAGE TO AMENDED AND RESTATED 364-DAY REVOLVING CREDIT AGREEMENT

SIDLEY AUSTIN BROWN & WOOD

ACUITY SPECIALTY PRODUCTS GROUP, INC., as a Borrower

By:	/s/ VERNON J. NAGEL
Name:	Vernon J. Nagel
Title:	Executive Vice President and CFO

Acuity Specialty Products Group, Inc.
1170 Peachtree Street NE, Suite 2400
Atlanta, Georgia 30309
Attention: Mr. Dan Smith
Phone: 404-853-1423
Fax: 404-853-1430
E-mail: dan.smith@acuitybrands.com

with a copy to:

Acuity Brands, Inc.
1170 Peachtree Street NE, Suite 2400
Atlanta, Georgia 30309
Attention: Mr. Ken Murphy
Phone: 404-853-1440
Fax: 404-853-1415
E-mail: ken.murphy@acuitybrands.com

SIGNATURE PAGE TO AMENDED AND RESTATED 364-DAY REVOLVING CREDIT AGREEMENT

SIDLEY AUSTIN BROWN & WOOD

BANK ONE, NA (Main Office Chicago), as the Administrative Agent and as a Lender

By:	/s/ JOSEPH R. PERDENZA
Name:	Joseph R. Perdenza
Title:	Director

1 Bank One Plaza
Chicago, IL 60670

Attention: Tim J. King
Phone: (312) 732-4973
Fax: (312) 732-6894
E-mail: tim_j_king@bankone.com

SIGNATURE PAGE TO AMENDED AND RESTATED 364-DAY REVOLVING CREDIT AGREEMENT

SIDLEY AUSTIN BROWN & WOOD

WACHOVIA BANK, NATIONAL ASSOCIATION, as the Syndication Agent and as a Lender

By:	/s/ JORGE A. GONZALEZ
Name:	Jorge A. Gonzalez
Title:	Managing Director

301 South College Street
NC 0760
Charlotte, NC 28288

Attention: Jorge Gonzalez
Phone: (704) 383-8461
Fax: (704) 715-1117
E-mail: jorge.gonzalez@wachovia.com

SIGNATURE PAGE TO AMENDED AND RESTATED 364-DAY REVOLVING CREDIT AGREEMENT

SIDLEY AUSTIN BROWN & WOOD

THE BANK OF NEW YORK, as a Lender

By:	/S/ DAVID C. SIEGEL
Name:	David C. Siegel
Title:	Vice President

Address:	One Wall Street
22nd Floor
New York, NY 10286

Attention:	David Siegel, VP
Phone:	(212) 635-6899
Fax:	(212) 635-6434
E-mail:	dsiegel@bankofny.com

SIGNATURE PAGE TO AMENDED AND RESTATED 364-DAY REVOLVING CREDIT AGREEMENT

SIDLEY AUSTIN BROWN & WOOD

BANK OF AMERICA, N.A., as a Lender

By:	/s/ RICHARD C. HARDISON
Name:	Richard C. Hardison
Title:	Vice President

Bank of America Corporate Center
100 N. Tryon St., 17th Floor
NCI-007-17-12
Charlotte, NC 28255

Attention: Richard C. Hardison
Phone: (704) 386-1185
Fax: (704) 388-8268
E-mail: richard.c.hardison@bankofamerica.com

SIGNATURE PAGE TO AMENDED AND RESTATED 364-DAY REVOLVING CREDIT AGREEMENT

SIDLEY AUSTIN BROWN & WOOD

DRESDNER BANK AG NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:	/s/ DEBORAH CARLSON
Name:	Deborah Carlson
Title:	Director

By:	/s/ JASMINE GEFFNER
Name:	Jasmine Geffner
Title:	Vice President

1301 Avenue of the Americas
New York, New York 10019

Attention: Deborah Carlson
Phone: 212-895-1763
Fax: 212-895-1766
E-mail: deborah.carlson@drkw.com

SIGNATURE PAGE TO AMENDED AND RESTATED 364-DAY REVOLVING CREDIT AGREEMENT

SIDLEY AUSTIN BROWN & WOOD

REGIONS BANK, as a Lender

By:	/s/ W. BRAD DAVIS
Name:	W. Brad Davis
Title:	Vice President

Regions Bank
6637 Roswell Road
Atlanta, GA 30328

Attention: W. Brad Davis
Phone: (404) 255-8550 x237
Fax: (404) 257-2872
E-mail: bwdavis@regionsbank.com

SIGNATURE PAGE TO AMENDED AND RESTATED 364-DAY REVOLVING CREDIT AGREEMENT

SIDLEY AUSTIN BROWN & WOOD

PRICING SCHEDULE

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Applicable Margin (Eurodollar Rate)	0.400%	0.500%	0.725%	0.950%	1.150%
Applicable Margin (Floating Rate)	0.0%	0.0%	0.0%	0.0%	0.0%
Applicable Facility Fee Rate	0.100%	0.125%	0.150%	0.175%	0.225%
Applicable Utilization Fee Rate	0.125%	0.125%	0.125%	0.125%	0.125%

On any date that the Leverage Ratio shall equal or exceed the amount set forth in the table below, the Applicable Margin and the Applicable Facility Fee Rate set forth above shall be increased by an amount set forth opposite such Leverage Ratio:

Leverage Ratio	Applicable Facility Fee Increase	Applicable Margin Increase
Greater than or equal to 3.00 to 1.00 and less than 3.25 to 1.00	0.05%	0.20%
Greater than or equal to 3.25 to 1.00	0.10%	0.40%

The above described adjustments to the Applicable Margin and Applicable Facility Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Leverage Ratio as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Facility Fee Rate shall be effective as of the fifth (5th) Business Day following the date the Administrative Agent has received the applicable Financials. If the Company fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1(i) or 6.1(ii), as applicable, then the adjustment to the Applicable Margin and Applicable Facility Fee Rate shall be the highest adjustment to the Applicable Margin and Applicable Facility Fee Rate set forth in the foregoing table until the fifth (5th) Business Day following the date such Financials are so delivered.

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.1(i) or 6.1(ii), respectively.

SIDLEY AUSTIN BROWN & WOOD

“Level I Status” exists at any date if, on such date, the Company’s Moody’s Rating is A3 or better or the Company’s S&P Rating is A- or better.

“Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status and (ii) the Company’s Moody’s Rating is Baa1 or better or the Company’s S&P Rating is BBB+ or better.

“Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Company’s Moody’s Rating is Baa2 or better or Company’s S&P rating is BBB or better.

“Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Company’s Moody’s Rating is Baa3 or better and the Company’s S&P Rating is BBB- or better.

“Level V Status” exists at any date if, on such date, the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin, Applicable Facility Fee Rate and the Applicable Utilization Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Status as determined from its then-current Moody’s Rating and S&P Rating. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Company has no Moody’s Rating and no S&P Rating, Level V Status shall exist.

In the event that a split occurs between the two ratings, then the rating corresponding to the higher of the two ratings shall apply. However, if the split is greater than one level, then the pricing shall be based upon the rating one level below the higher of the two ratings.

SIDLEY AUSTIN BROWN & WOOD

COMMITMENT SCHEDULE

LENDER	COMMITMENT

Bank One, NA	$25,000,000

Wachovia Bank, National Association	$22,500,000

Bank of America, N.A.	$12,500,000

The Bank of New York	$12,500,000

Dresdner Bank AG New York and Grand Cayman Branches	$12,500,000

Regions Bank	$7,500,000

AGGREGATE COMMITMENT	$92,500,000

SIDLEY AUSTIN BROWN & WOOD